UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

___________________________

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Aegion Corporation

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2020 Notice of Annual Meeting and

Proxy Statement

AEGION CORPORATION

17988 Edison Avenue

Chesterfield, Missouri 63005

Notice of 2020 Annual Meeting of Stockholders

Time	Location	Proxy Voting
8:30 a.m., local time On Wednesday, April 22, 2020	DoubleTree by Hilton 16625 Swingley Ridge Road Chesterfield, Missouri 63017	Your vote is important. Please vote via proxy promptly so your shares may be represented, even if you plan to attend the Annual Meeting.
You may vote by Internet, by telephone or by requesting a printed copy of the proxy materials.

Record Date and Voting

You are entitled to vote if you were a stockholder of record at the close of business on February 25, 2020 (the “Record Date”). Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on at the meeting. There were 30,803,728 shares of our common stock outstanding on the Record Date.

Items of Business

BY INTERNET www.proxyvote.com BY TELEPHONE Toll-Free 1-800-690-6903 BY MAIL Follow instructions on your proxy card
1	To elect seven members to our Board of Directors, each for a term extending until our 2021 Annual Meeting of Stockholders
2	To conduct an advisory vote to approve named executive officer compensation
3	To ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2020
4	To transact such other business that properly comes before the meeting or any adjournment thereof

Notice and Access

Instead of mailing a printed copy of our proxy materials, including our Annual Report on Form 10-K, to each stockholder of record, we are providing access to these materials via the Internet. This reduces the amount of paper necessary to produce these materials, as well as the costs associated with mailing these materials to all stockholders. Accordingly, on March 10, 2020, we began mailing a Notice of Internet Availability of Proxy Materials (the “E-Proxy Notice”) to all stockholders of record as of the Record Date, and posted our proxy materials on the website referenced in the E-Proxy Notice (www.proxyvote.com). As more fully described in the E-Proxy Notice, all stockholders may choose to access our proxy materials on the website referred to in the E-Proxy Notice and/or may request a printed set of our proxy material. In addition, the E-Proxy Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Attending the Annual Meeting

See page 71 “Questions and Answers about the Annual Meeting and Voting” for details.

By Order of the Board of Directors,

Mark A. Menghini

Senior Vice President, General Counsel and Secretary

March 6, 2020

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on April 22, 2020.

The proxy statement and Annual Report on Form 10-K are available on the Internet at www.proxyvote.com.

The following information applicable to the Annual Meeting may be found in the proxy statement and accompanying proxy card:

●    The date, time and location of the meeting;

●    A list of the matters intended to be acted on and our recommendations regarding those matters;

●    Any control/identification numbers that you need to access your proxy card; and

●    Information about attending the meeting and voting in person.

ABOUT AEGION

Our Mission

To keep infrastructure working better, safer and longer for customers throughout the world.

Our Company

Aegion is a multinational company providing pipeline services including the protection, rehabilitation, engineering and design of infrastructure projects for a wide range of industries.

We are industry pioneers and continue to develop transformational solutions to rehabilitate, maintain and strengthen aging infrastructure, especially pipelines in the wastewater, water, energy, mining and refining industries.

Above all else, Aegion strives to protect our communities through Stronger. Safer. Infrastructure.®

Our Values

Zero Incidents are Possible. Ensuring the safety of each employee is our top priority. Every Aegion Employee is empowered to deliver best-in-class safety performance at all times.

Do What’s Right. We are fair, ethical and respectful in all situations and interactions. We value the varied strengths, experiences and backgrounds of others.

Be Better.

We never settle for the status quo and strive each day to do better and to be better. We recognize we will be better and achieve growth by intentionally creating a culture of inclusion through acquiring and retaining a diverse workforce.

We Solve Problems.

We exceed expectations by working together to identify and solve problems. We believe that problem solving requires looking at challenges and opportunities from fresh and diverse perspectives.

Results Matter.

Although our company has many parts, our common mission is driven by accountability. We encourage collaboration with one another to maximize our potential and realize the profitable growth our stockholders expect.

AEGION AT A GLANCE

Aegion divides its operations into three operating platforms:

Infrastructure Solutions – Our proven technologies provide a superior alternative for the installation, rehabilitation and strengthening of municipal and industrial pipelines, as well as public and commercial infrastructure worldwide.

Corrosion Protection – We provide asset management for the world’s oil, gas and mining resources, including the integrity of the pipelines and other structures that transport and store those resources.

Energy Services – With a best-in-class safety culture, we deliver engineering, fabrication, procurement, construction, maintenance and turnaround services to oil and gas facilities.

OUR BRANDS

INFRASTRUCTURE SOLUTIONS	CORROSION PROTECTION	ENERGY SERVICES

SAFETY, CSR AND SUSTAINABILITY

Safety, Our Highest Priority

As a diversified company, Aegion works across various industries with a variety of different products, services and applications. Regardless of industry, safety is the highest priority of every aspect of our business. Moreover, we help our clients work safely through AllSafe Services, which specializes in providing safety professionals and safety attendants who oversee and monitor the safe execution of construction, maintenance and turnaround activities.

Every Aegion employee is expected to deliver best-in-class safety performance at all times. We truly believe that zero incidents are possible.

Company-wide, Aegion adheres to four main life-saving rules:

✔	Fall Protection: No work will occur on platforms, decks, scaffolds or any work surface in excess of 4 feet (1.2 meters) in height, without appropriate guard rails or fall protection equipment.
✔

Confined Space: No work can take place in a confined space without first completing a documented atmospheric test with a calibrated gas meter and complying with the conditions of a confined space entry permit.

✔	Electrical Lockout/Tagout: Workers must employ safe practices when working with electrical power systems.
✔	Safe Driving: All occupants of a motor vehicle will wear their seat belts 100% of the time and operate in full compliance with all local driving laws.

CSR and Sustainability

A key component of Aegion’s mission is to utilize our products and services to protect communities through Stronger. Safer. Infrastructure.®  However, we are also focused on, and committed to, socially responsible and sustainable operations within Aegion.  We have taken steps toward ensuring we operate in a robustly sustainable way, such as the adoption of social responsibility and environmental policies and a business partner code of conduct, as well as renewing our focus on creating a diverse and inclusive workplace.

However, we believe we can do more.  To that end, in 2019 we launched an initiative to further our commitment to sustainability.  We are currently undergoing a sustainability assessment and developing an approach to expand our disclosures and provide more transparency to our investors and key stakeholders on key sustainability initiatives.  We have further established a sustainability committee focused on aligning our sustainability initiatives with our business objectives and promoting shared value for our stakeholders.

We look forward to providing future updates on our sustainability efforts and our progress toward our sustainability goals.

PROXY SUMMARY

This summary highlights information contained elsewhere is this proxy statement. This summary does not contain all of the information that you should consider. You should read this proxy statement in its entirety before voting. As used in this proxy statement, unless the context otherwise indicates or requires, references to “Aegion”, “we”, “us” and “our” mean Aegion Corporation and its consolidated subsidiaries.

Meeting Information and Mailing of Proxy Materials

●	Date and Time:	April 22, 2020 at 8:30 a.m. (local time)

●	Location:	DoubleTree by Hilton, located at 16625 Swingley Ridge Road, Chesterfield, Missouri 63017

●	Record Date:	February 25, 2020

●	Mailing Date:	On or about March 10, 2020, we mailed the E-Proxy Notice, or this Proxy Statement and the proxy card, to our stockholders.

●	Voting:	Stockholders of record are entitled to one vote per share for each director nominee and one vote per share on each other matter to be voted upon at the 2020 Annual Meeting of Stockholders.

VOTING MATTERS AND BOARD RECOMMENDATIONS

Proposal 1 Election of Directors

The Board of Directors has nominated seven candidates, each for a term extending until our 2021 Annual Meeting of Stockholders, and recommends that stockholders vote for each nominee based on their specific background, experience, qualifications, attributes and skills, descriptions of which are provided beginning on page 13.

The Board recommends a vote FOR each director nominee.	Page 12

BOARD AND CORPORATE GOVERNANCE HIGHLIGHTS

We are committed to maintaining the highest standards of corporate governance. The Board has built a strong and effective governance framework, which has been designed to promote the long-term interest of stockholders and support Board and management accountability.

Director Nominees

Name	Director Since	Committees	Other Public Company Boards (within last 5 years)
Stephen P. Cortinovis Age: 70 – Independent Former President – Europe, Emerson Electric Co.	1997	● Strategic Planning (Chair) ● Compensation	● Plexus Corp. (current)
Stephanie A. Cuskley (Board Chair) Age: 59 – Independent CEO, The Leona M. and Harry B. Helmsley Charitable Trust	2005	● Audit ● Ex officio member of all other standing Board Committees.	● None
Walter J. Galvin Age: 73 – Independent Former CFO & Vice Chairman, Emerson Electric Co.	2014	● Audit (Chair) ● Corporate Governance and Nominating	● Ameren Corporation (former)
Rhonda Germany Ballintyn Age: 63 – Independent Former VP & Chief Strategy and Marketing Officer, Honeywell International, Inc.	2017	● Corporate Governance and Nominating ● Strategic Planning	● Univar Solutions Inc. (current) ● Integra LifeSciences Holdings Corp. (current)
Charles R. Gordon Age: 62 President & CEO, Aegion Corporation	2009	● Strategic Planning	● None
M. Richard Smith Age: 72 – Independent Former SVP, Bechtel Corporation and President of its Fossil Power Business Unit	2009	● Corporate Governance and Nominating (Chair) ● Strategic Planning	● McGrath Rentcorp (current)
Phillip D. Wright Age: 64 – Independent Former, President & CEO, Williams Energy Services, Inc.	2011	● Compensation (Chair) ● Strategic Planning	● Piedmont Natural Gas Company (former)

Corporate Governance Highlights

Aegion’s Board has implemented policies and structures that we believe are among best practices in corporate governance. The Corporate Governance section of this proxy statement, beginning on page 20, describes our governance framework, which includes the following:

Current Board and Governance Information

8 Size of Board	7 Number of Independent Directors	13 Board Meetings Held in 2019	75 Mandatory Retirement Age	67 Average Age of Directors

✓    Separate Chair and CEO

✓    Annual Board and Committee Evaluations

✓    Independent Directors Meet in Executive Sessions

✓    Succession Planning Oversight

✓    Code of Conduct for Director, Officers, Employees and Business Partners

✓ Board Risk Oversight ✓ Stock Ownership Guidelines for Directors and Executives ✓ Anti-Hedging and Pledging Policies ✓ Clawback Policy and Forfeiture Provisions ✓ Stockholder Outreach Program

Proposal 2 Advisory Vote on Executive Compensation

We recommend that you review our Compensation Discussion & Analysis beginning on page 34, which explains in greater detail the philosophy of the Compensation Committee and its actions and decisions in 2019 regarding our compensation programs. While the outcome of this proposal is non-binding, the Board and Compensation Committee will consider the outcome of the vote when making future compensation decisions.

The Board recommends a vote FOR this proposal.	Page 33

COMPENSATION HIGHLIGHTS

We believe our executive compensation program is well-designed, appropriately aligns executive pay with Company performance and attracts, motivates, rewards and retains individuals who can achieve superior financial results. Specifically, we mix our compensation elements to create a strong correlation between corporate performance and the pay of our executive officers, aligning the interests of our executives with our stockholders. Further, we support our pay for performance philosophy with favorable pay practices. The Compensation Discussion and Analysis section of this proxy statement, beginning on page 34, describes our compensation framework, which includes the following:

61.4% of target CEO pay is long-term equity-based	50% of target CEO pay is performance-based	80.20% of CEO reportable compensation was realized	98.89% Say-on-Pay approval in 2019	5.9% Max merit increase in base pay in 2019

✓ Independent Advisor to Compensation Committee ✓ No Encouragement of Imprudent Risks ✓ No Tax Gross-Up Payments ✓ Double Trigger for All Change in Control Provisions	✓ No Employment Agreements with Executive Officers ✓ Post-Vesting Holding Period and Top-End Limits on Performance Units ✓ All Compensation Targeted at 50th Percentile of Benchmarking and Market Data

Proposal 3 Ratification of the Appointment of Independent Auditors for Year Ending December 31, 2020

Our Board of Directors has ratified our Audit Committee’s appointment of PricewaterhouseCoopers LLP as Aegion’s independent registered public accounting firm for the year ending December 31, 2020, and, as a matter of good governance, we are seeking stockholder ratification of that appointment.

The Board recommends a vote FOR this proposal.	Page 68

Table of Contents

2	NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS
3	ABOUT AEGION
5	SAFETY, CSR AND SUSTAINABILITY
6	PROXY SUMMARY
12	PROPOSAL ONE - ELECTION OF DIRECTORS
12	Election Process
13	2020 Nominees
20	CORPORATE GOVERNANCE
20	Introduction
20	Director Qualifications
20	Director Independence
21	Board Leadership Structure
22	Executive Sessions
22	The Board’s Role and Responsibilities
22	Overview
22	Role of Board in Risk Oversight
22	Stockholder Engagement
23	Board Refreshment and Succession Planning
23	Board and Committee Evaluations
23	Director Nominations
24	Board and Committees Risk Oversight Responsibilities
25	Board of Directors and its Committees
25	Audit Committee
26	Compensation Committee
26	Compensation Committee Interlocks and Insider Participation
27	Corporate Governance and Nominating Committee
27	Strategic Planning Committee
27	Corporate Governance Documents
28	Related-Party Transactions
28	Delinquent Section 16(a) Reports
29	Compensation of Directors
29	Director Compensation Table
30	Additional Information about Director Compensation
31	Stock Ownership Policy with Respect to Non-Employee Directors
33	PROPOSAL TWO - ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
34	EXECUTIVE COMPENSATION
34	Compensation Discussion and Analysis
34	Overview & Compensation Philosophy

35	Compensation Process
37	Say on Pay Results
37	Compensation Mix
38	Pay for Performance Analysis
39	Understanding the Pay of our Chief Executive Officer and Other Named Executive Officers
39	2019 Total Reported Compensation v. Realizable Pay
40	Compensation Decisions in 2019
40	2019 Financial Performance
40	2019 Compensation Decisions by Element of Pay
49	Key 2020 Compensation Actions
49	Compensation Related Policies
49	Policies Relating to Compensation
50	Policies Relating to Equity
52	Compensation Committee Report
53	Compensation in Last Fiscal Year
53	Summary Compensation Table
54	Grants of Plan-Based Awards
55	Outstanding Equity Awards at Fiscal Year End
56	Option Exercises and Stock Vested
56	Nonqualified Deferred Compensation
57	Severance, Change in Control and Termination
59	Potential Post-Employment Payments as of December 31, 2019
65	Pay Ratio Disclosure
66	Information Concerning Certain Stockholders
68	PROPOSAL THREE – RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR FOR YEAR ENDING DECEMBER 31, 2020
68	Independent Auditor Fees
70	Report of Audit Committee
71	Questions and Answers about the Meeting and Voting
76	Other Information
76	Other Matters for 2020 Annual Meeting of Stockholders
76	Householding of Materials
76	Stockholder Proposals
77	Stockholder Communication with Directors

PROPOSAL ONE ELECTION OF DIRECTORS

Election Process

At our 2020 Annual Meeting of Stockholders, stockholders will elect seven directors, each to serve a term of one year or until his or her successor is elected and qualified. Our Board of Directors is currently comprised of eight directors; however, with the scheduled retirement of Juanita H. Hinshaw from the Board of Directors (scheduled to become effective April 22, 2020), our Board of Directors has reduced the number of directors on our Board of Directors to seven, effective as of the date of our Annual Meeting of Stockholders. After reaching the age of 75 on January 23, 2020, Ms. Hinshaw is scheduled to retire from the Board on April 22, 2020, in accordance with our Corporate Governance Guidelines, which dictate that no director shall stand for election after reaching the age of 75. Our Board of Directors is not divided into classes of directors, meaning all of our directors are voted on every year at our Annual Meeting of Stockholders.

Each director nominee named below is presently serving as a director of our Company. All nominees have consented to being named in this Proxy Statement and to serve if elected.

Our By-Laws provide that for director nominees to be elected in an uncontested election, the number of shares voted “FOR” such director must exceed the aggregate number of votes “AGAINST” that director. Our Corporate Governance Guidelines provide that directors standing for re-election submit a contingent resignation in writing annually to the Chair of the Corporate Governance and Nominating Committee to address majority voting in director elections. This resignation becomes effective only if the director fails to receive a sufficient number of votes for re-election at the 2020 Annual Meeting of Stockholders and our Board accepts the resignation. Our Corporate Governance and Nominating Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether action should be taken. The Board will act on the Corporate Governance and Nominating Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. A director whose resignation is being considered will not participate in the Corporate Governance and Nominating Committee’s consideration of its recommendation, if a member thereof, or in the Board’s decision on whether to accept or reject the resignation or take such other actions.

2020 Nominees

Stephen P. Cortinovis
Age: 70
Director Since: 1997
Committees: Strategic Planning Committee (Chair), Compensation Committee
Principal Occupation: Former President – Europe of Emerson Electric. Co.

Recommendation: The Board has determined that Mr. Cortinovis' strong background in the global manufacturing and technology sector, as well as his expertise with large multinational corporations, qualify him to continue to serve as a director of the Company.

Experience: Mr. Cortinovis has been co-owner of Lasco Foods, Inc., a privately-held food services industry manufacturer and distributor, since 2005.  He was a partner with Bridley Capital Partners Limited, a private equity group, from 2001 until 2007. Mr. Cortinovis was previously with Emerson Electric Co., a publicly-held electrical and electronic manufacturer, from 1977 until 2001, where he held various executive positions including President – Europe from 1995 until 2001.

Current Directorships: Plexus Corp., a publicly-held electronic manufacturing services company (since 2003); and Lasco Foods, Inc.
Family Relationship: None

Stephanie A. Cuskley
Age: 59
Director Since: 2005; Chair since 2019
Committees: Audit Committee, ex officio member of all other standing committees
Principal Occupation: Chief Executive Officer of the Leona M. and Harry B. Helmsley Charitable Trust since 2015.

Recommendation: The Board has determined that Ms. Cuskley continues to qualify to serve as a director with her strong financial and investment banking background, as well as her leadership and executive management experience.

Experience: Since late 2015, Ms. Cuskley has served as the Chief Executive Officer of the Leona M. and Harry B. Helmsley Charitable Trust, which aspires to improve lives by supporting efforts in the U.S. and around the world in health and select place-based initiatives. From 2009 until late 2015, Ms. Cuskley served as the Chief Executive Officer of NPower, a national nonprofit mobilizing the tech community and providing opportunities to build tech skills of individuals, nonprofits and schools. Prior to NPower, Ms. Cuskley was an investment banker, most recently with JPMorgan Chase.

Former Directorships: Avantair, Inc., a publicly-held company
Family Relationship: None

Walter J. Galvin
Age: 73
Director Since: 2014
Committees: Audit Committee (Chair), Corporate Governance and Nominating Committee
Principal Occupation: Former Chief Financial Officer and Vice Chairman of Emerson Electric Co.

Recommendation: The Board has determined that Mr. Galvin’s wealth of senior management, leadership and financial experience with well-respected public companies qualifies him to continue to serve as a director of the Company.

Experience: Mr. Galvin retired from Emerson Electric Co., an electrical and electronic manufacturer, where he served as Vice Chairman from 2009 to 2013, Chief Financial Officer from 1993 to 2010, management member of the Board of Directors from 2000-2013 and, following retirement, a consultant from 2013 to 2015. Mr. Galvin currently serves as a senior advisor to Irving Place Capital, a private equity firm.

Former Directorships: Ameren Corporation, a publicly-held company; FM Global, a privately-held mutual insurance company; and United Way of Greater St. Louis, a non-profit
Family Relationship: None

Rhonda Germany Ballintyn
Age: 63
Director Since: 2017
Committees: Corporate Governance and Nominating Committee, Strategic Planning Committee
Principal Occupation: Former Corporate Vice President, Chief Strategy and Marketing Officer of Honeywell International Inc.

Recommendation: The Board has determined that Ms. Germany Ballintyn’s extensive strategy and marketing background as well as her senior leadership experience, especially in the manufacturing sector, qualifies her to continue to serve as a director of the Company.

Experience: Ms. Germany Ballintyn retired from Honeywell International Inc., a publicly-held producer of commercial and consumer products, engineering services and aerospace systems, where she served as Vice President, Chief Strategy and Marketing Officer from 2002-2017. Prior to Honeywell, she held the positions of Vice President and Partner at Booz, Allen & Hamilton, a publicly-held management and technology consulting firm. Ms. Germany Ballintyn also held management positions with Chem Systems Inc. and Union Carbide Corporation.

Current Directorships: Univar Solutions Inc., a publicly-held global chemical distributor; Integra LifeSciences Holdings Corp., a publicly-held medical technology company; UMGCV, a non-profit supporting higher education; Hypertherm, Inc., a privately-held designer and manufacturer of cutting products; and Zapata Computing, Inc., a privately-held software solutions company

Family Relationship: None

Charles R. Gordon
Age: 62
Director Since: 2009
Committees: Strategic Planning Committee
Principal Occupation: President and Chief Executive Officer of Aegion Corporation

Recommendation: The Board has determined that Mr. Gordon’s extensive senior management experience in the water and wastewater industries, as well as his in-depth knowledge of our Company and its operation as President and CEO continue to qualify him to serve as a director of the Company.

Experience: Mr. Gordon has served as our President and Chief Executive since 2014 and served as our interim Chief Executive Officer from May 2014 to October 2014. He previously served as the Chief Executive Officer of Natural Systems Utilities, LLC, a privately-held wastewater treatment company, from February 2014 until his appointment as our interim Chief Executive Officer. Mr. Gordon also served as President and Chief Operating Officer of Nuverra Environmental Solutions, Inc., a publicly-held environmental solutions company, from 2010-2013. He previously held the positions of President and Chief Executive Officer of Siemens Water Technologies, now known as Evoqua Water Technologies, a water solutions and services company, from 2008-2010, Executive Vice President of Siemens Water & Wastewater Systems Group from 2005-2008 and Executive Vice President of Siemens Water & Wastewater Services and Products Group from 2003-2005.

Other Directorships: None
Family Relationship: None

M. Richard Smith
Age: 72
Director Since: 2009
Committees: Corporate Governance and Nominating Committee (Chair), Strategic Planning Committee
Principal Occupation: Former Senior Vice President of Bechtel Corporation and President of its business unit, Fossil Power

Recommendation: The Board has determined that Mr. Smith’s global business experience in the energy industry, including the mining and oil and gas sectors, qualifies him to continue to serve as a director of the Company.

Experience: Mr. Smith served as a consultant to the Board of Sithe Global Power, LLC from 2008 until 2016.  He also served as Interim Chief Executive Officer of SkyFuel, Inc. from February through November 2010 and as a member of its Board until December 2011. Mr. Smith previously served as the Chief Executive Officers of Intergen NV and in various management positions at affiliated Bechtel companies and PG&E Corporation.

Current Directorships: McGrath Rentcorp., a publicly-held diversified business-to-business rental company
Former Directorships: USEC Inc. (now known as Centrus Energy Corporation), a publicly-held supplier of nuclear fuel and services to the nuclear power industry
Family Relationship: None

Phillip D. Wright
Age: 64
Director Since: 2011
Committees: Compensation Committee (Chair), Strategic Planning Committee
Principal Occupation: Former Senior Vice President – Corporate Development of The Williams Companies, Inc.

Recommendation: The Board has determined that Mr. Wright continues to qualify to serve as a director of the Company based on his extensive managerial experience in the energy industry, including numerous executive positions, as well as his in-depth knowledge of the oil and gas sectors.

Experience: Mr. Wright previously served as President of Williams Gas Pipeline Company (2005-2011), Senior Vice President and Chief Restructuring Officer of The Williams Companies, Inc. (2002-2005), and President and Chief Executive Officer of Williams Energy Services LLC (2001-2002). Prior to Williams, Mr. Wright held roles in operations, engineering and commercial management for thirteen years with Conoco, Inc. He formerly served as a director and chairman of the Interstate Natural Gas Association of America, as a former chairman of the Association of Oil Pipelines of America, and as former First Vice Chairman of the Southern Gas Association.

Former Directorships: Piedmont Natural Gas Company, a publicly-held energy services company that was acquired by Duke Energy in 2016
Family Relationship: None

RECOMMENDATION OF BOARD OF DIRECTORS

Our Board of Directors recommends a vote “FOR” the election of each of the seven nominees named herein as directors. Unless otherwise directed, the persons named as proxies on the proxy card intend to vote “FOR” the election of each of the nominees. If any nominee should become unavailable for election, the shares will be voted for such substitute nominee as may be proposed by our Board of Directors. However, we are not aware of any circumstances that would prevent any of the nominees from serving.

The Board recommends a vote “FOR” this proposal.

CORPORATE GOVERNANCE

Introduction

Our Board of Directors maintains a strong commitment to corporate governance and has implemented policies and procedures that we believe are among the best practices in corporate governance.

We maintain a corporate governance section on our website that contains copies of our principal governance documents. The corporate governance section, which may be found at www.aegion.com under “Investors – Corporate Governance,” contains the following documents:

●	Amended and Restated Certificate of Incorporation
●	Amended and Restated By-Laws
●	Corporate Governance Guidelines
●	Code of Ethics
●	Code of Conduct
●	Insider Trading Policy
●	Audit Committee Charter
●	Compensation Committee Charter
●	Corporate Governance and Nominating Committee Charter
●	Strategic Planning Committee Charter

Director Qualifications

Our Corporate Governance and Nominating Committee has determined that a candidate for election to our Board of Directors must possess certain core competencies, with each member contributing particular knowledge, expertise or experience in one or more of the following:

●	Strategy and Vision
●	Sound Business Judgment
●	Knowledge of Management Trends
●	Industry Knowledge
●	Crisis Response Ability
●	Knowledge of Accounting and Finance

Our Corporate Governance Guidelines place limits on the number of boards on which Aegion directors may serve. Such limits provide that while serving as a director of Aegion, no outside director will serve as a director for more than two other publicly-traded companies and that no inside director will serve as a director of any more than one other publicly-traded company. Any proposed service in excess of this limit will be considered on a case-by-case basis.

Director Independence

The rules of The Nasdaq Stock Market LLC (“Nasdaq”) require that a majority of our Board of Directors be independent. Our Corporate Governance Guidelines require that, with the exception of the Chief Executive Officer, the Board be comprised entirely of outside, independent directors. For a director to be considered independent, our Board must determine that the director does not have any direct or indirect material relationship with us. To assist us in determining director independence, and as permitted by Nasdaq rules, the Board previously established categorical standards that conform to, or are more exacting than, the independence requirements in the Nasdaq listing standards. These standards are contained in our Corporate Governance Guidelines, which may be found on our website at www.aegion.com under “Investors – Corporate Governance”.

Based on these independence standards, our Board of Directors has affirmatively determined that the following directors are independent and meet our categorical independence standards:

Stephen P. Cortinovis	Juanita H. Hinshaw (retiring April 22, 2020)

Stephanie A. Cuskley	M. Richard Smith

Walter J. Galvin	Phillip D. Wright

Rhonda Germany Ballintyn

In determining the independence of the directors, our Board reviews various transactions, relationships and arrangements of individual directors, as well as considers ordinary course transactions between us and other entities with which the directors are associated, none of which were determined to constitute a material relationship with us. Mmes. Cuskley, Germany Ballintyn and Hinshaw and Messrs. Cortinovis, Galvin, Smith and Wright have no relationship with Aegion, except as a director and stockholder.

Our Board also considered contributions by us to charitable organizations with which the directors may be associated. No director is related to any executive or significant stockholder of Aegion, nor is any director, with the exception of Mr. Gordon, a current or former employee of Aegion.

Board Leadership Structure

Our Chair of the Board is a non-executive position, which we have kept separated from the Chief Executive Officer position since July 2003. Ms. Cuskley has served as Chair of the Board since April 24, 2019. Our Board recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chair. As such, our Board believes that having separate positions, with an independent non-executive director serving as Chair, is the appropriate leadership structure for our Company at this time and demonstrates our commitment to good corporate governance. This structure allows Mr. Gordon, Aegion’s President and Chief Executive Officer, to maintain his focus on our strategic direction and the management of our day-to-day operations and performance, while Ms. Cuskley is able to lead our Board in its fundamental role of providing advice to, and independent oversight of, management. Our Chair of the Board acts as a regular liaison between our Board and our executive management, consulting regularly with our executives over business matters and providing immediate consultation and advice on material business decisions that require prompt attention.

Pursuant to our Board’s delegation of authority policy, certain approval authorizations have been delegated to our Chair of the Board. Any approvals made by the Chair are reported to our full Board at its next regularly scheduled meeting.

Ms. Cuskley is also a member of the Audit Committee and, as Chair of the Board, an ex officio member of each of the other standing Board committees.

Mr. Cortinovis has served as Vice Chair of the Board since June 27, 2013. As Vice Chair, Mr. Cortinovis assists the Chair of the Board in the performance of her duties.

Executive Sessions

Our independent directors meet in executive session, without management, as appropriate. Ms. Cuskley, the Chair of the Board, serves as the presiding director for those executive sessions.

THE BOARD’S ROLE AND RESPONSIBILITIES

Overview

Our Board of Directors oversees, monitors and directs management in the long-term interests of Aegion and our stockholders. The Board’s key responsibilities include:

●	Establishing the appropriate “Tone at the Top”
●	Choosing and monitoring performance of the CEO and establishing succession plans
●	Setting standards for and monitoring compliance, responding appropriately to any “red flags”
●	Interviewing and nominating director candidates and monitoring the Board’s performance
●	Approving our long-term and annual operating plan
●	Monitoring performance and providing advice to management
●	Determining risk appetite; setting standards for managing risk and monitoring risk management
●	Reviewing corporate governance guidelines and committee charters

Role of Board in Risk Oversight

As part of its oversight function, the Board is actively involved in overseeing risk management through, either as a whole or through its Committees, regular discussions with management regarding our risk exposures, their potential impact on our company and the steps needed to manage them. The Board exercises its oversight responsibility with respect to key external, strategic, operational and financial risks and discusses the effectiveness of current efforts to mitigate certain focus risks as identified by senior management and the Board. See page 24 for additional detail regarding the risk oversight responsibilities of the Board and its Committees.

Stockholder Engagement

In an effort to continuously improve our governance and compensation practices, our Board and Compensation Committee are committed to constructive engagement with our stockholders and regularly reviews and responds to their expressed views. Our Board and Compensation Committee places considerable weight on stockholder feedback in making decisions impacting our governance processes and compensation programs. In addition, the Board and Compensation Committee routinely review executive compensation practices.

As part of our long-standing stockholder outreach program, in 2019 we attended and presented at multiple industry-specific investor conferences in key North American markets, which included numerous meetings with current and prospective shareholders. We also hosted periodic stockholder meetings and phone calls to discuss Aegion’s investment thesis, as well as corporate governance and executive compensation matters.

Board Refreshment and Succession Planning

We are committed to a strong board refreshment process. As part of our commitment to board refreshment, we impose a mandatory director retirement age of 75. We also annually review committee chairs, committee composition and individual director skills and qualifications. Further our Corporate Governance and Nominating Committee, typically with the assistance of a third-party search firm, identifies and considers new director candidates who have expertise that would complement and enhance the current Board’s skills and experience. Our commitment to board refreshment has resulted in a Board with a well-balanced tenure, with two of our directors having 15+ years on our board, three of our directors having between 10-15 years on our board, one of our directors having 7-10 years on our board and two of our directors having less than 7 years on our board.

Board and Committee Evaluations

Our Board recognizes the critical role of annual Board and committee evaluations to ensure the Board and each committee are functioning effectively. The Corporate Governance and Nominating Committee annually reviews the Board and committee evaluation process in consideration of recent best practices and input from the directors.

Director Nominations

When identifying nominees to serve as a director of Aegion, our Corporate Governance and Nominating Committee considers candidates with diverse business and professional experience, skills, gender and ethnic background, as appropriate, in light of the current composition and needs of our Board. The Corporate Governance and Nominating Committee may engage a third party to assist in identifying potential director nominees.

The Board recognizes the benefits of a diversified board and believes that any search for potential director candidates should consider diversity as to gender, ethnic background, skills and personal and professional experiences. The composition of our current Board reflects these diversities.

Any stockholder may nominate one or more persons for election as one of our directors at the annual meeting of stockholders if the stockholder complies with the notice, information and consent provisions contained in our By-Laws. See “Stockholders Proposals” in this proxy statement and our By-Laws, which may be found on our website at www.aegion.com at “Investors – Corporate Governance”.

The Corporate Governance and Nominating Committee will consider candidates identified through the processes described above and will evaluate the candidates, including incumbents, based on the same criteria. The Corporate Governance and Nominating Committee also considers the contributions of incumbent directors as Board members and the benefits to us arising from their experience on the Board. Although the Corporate Governance and Nominating Committee will consider candidates identified by stockholders, the Corporate Governance and Nominating Committee has sole discretion whether to recommend those candidates to the Board.

BOARD AND COMMITTEES RISK OVERSIGHT RESPONSIBILITIES

Although the Board is ultimately responsible for risk oversight, the Board is assisted in discharging its risk oversight responsibility by the Audit, Compensation, Corporate Governance and Nominating and the Strategic Planning Committees. Each committee oversees management of risks, including, but not limited to, the areas of risk summarized below, and periodically reports to the Board on those areas of risk.

Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee	Strategic Planning Committee
Oversees management of risks related to our financial statements, the financial reporting process and internal controls.	Oversees management of risks related to our compensation policies and practices applicable to executives, employee benefit plans and the administration of equity plans.	Oversees management of risks related to succession planning for the Chief Executive Officer and other members of executive management, Corporate Governance and our Ethics and Compliance Program.	Oversees management of risks related to the development of the ongoing strategic planning process and initiatives and risk management programs.

BOARD OF DIRECTORS AND ITS COMMITTEES

Our Board held 13 meetings and acted by unanimous written consent twice during 2019. All directors serving on the Board during 2019 attended 75% or more of the Board Meetings and the committee meetings on which they served during 2019.

Our Board currently has, and appoints the members of, four standing committees, an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee and a Strategic Planning Committee. Each standing Board committee is comprised entirely of independent non-employee directors as defined by the rules applicable to companies listed on Nasdaq, with the exception of the Strategic Planning Committee, in which Mr. Gordon, our President and Chief Executive Officer, serves as a member. The Board may also, from time to time, establish such other Committees as it deems necessary.

Each of our standing Board committees has adopted a written charter that is posted on our website at www.aegion.com under “Investors – Corporate Governance – Committee Charters”. Attendance at committee meetings is open to every director, regardless of whether he or she is a member of the committee. Occasionally, our Board may convene joint meetings of certain committees and the Board.

Audit Committee

Chair	Principal Functions and Additional Information
Mr. Galvin	● Monitors our financial reporting process and internal control system, including the scope and results of internal controls;
Committee Members Ms. Cuskley Ms. Hinshaw	● Oversees the preparation and integrity of our financial statements;
● Monitors our compliance with legal and regulatory financial requirements;
● Responsible for the appointment, retention, compensation and termination of our independent auditors;
Meetings Held in 2019 8	● Evaluates and oversees the independence, qualifications and performance of our independent auditors;
● Approval of the professional services provided by our independent auditors;
● Responsible for the appointment, retention, compensation and termination of our internal auditors;
● Oversees the work and performance of our internal audit function; and
● Prepares the Report of the Audit Committee contained within this proxy statement as required by the U.S. Securities and Exchange Commission.

The Audit Committee’s activities are intended to involve guidance and oversight and not to diminish the primary responsibility of management for our financial statements and internal controls.

Based on the findings of the Audit Committee, our Board has determined that each of Mmes. Cuskley and Hinshaw and Mr. Galvin are “audit committee financial experts,” as defined in the rules promulgated by the U.S. Securities and Exchange Commission and as required of Nasdaq-listed companies.

Compensation Committee

Chair Mr. Wright	Principal Functions and Additional Information
● Establish and design the overall executive compensation plans, policies and programs;
Committee Members Mr. Cortinovis Ms. Hinshaw	● Determines the compensation level of our Chief Executive Officer, other executive officers, and certain other highly compensated key employees;
● Oversees our disclosures relating to compensation plans, policies and programs;
Meetings Held in 2019 7

●    Oversees the Compensation Discussion and Analysis included in this proxy statement and issues a report confirming the Compensation Committee’s review and approval of the Compensation Discussion and Analysis;

Actions by Written Consent in 2019 5	● Administers and makes recommendations with respect to our incentive compensation plans and stock-based plans; and
● Reviews and oversees risks arising from or in connection with our compensation policies and programs for all employees.

Our Board has adopted a written charter for the Compensation Committee under which there is no express authorization for the Compensation Committee to delegate its authority with respect to the determination of executive and director compensation, with the caveat that director compensation is recommended by the Compensation Committee to the Board for final approval.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was, during the year ended December 31, 2019, or had previously been, an officer or employee of Aegion or any of its subsidiaries. Nor did any member of the Compensation Committee have any material interest in a transaction of Aegion or a business relationship with or any indebtedness to, Aegion. No interlocking relationship existed during the year ended December 31, 2019 between any member of the Board of Directors or the Compensation Committee and an executive officer of Aegion.

Corporate Governance and Nominating Committee

Chair Mr. Smith	Principal Functions and Additional Information

●    Advises our Board on corporate governance principles, including developing and recommending to our Board a set of corporate governance guidelines;

●    Oversees our enterprise risk management and compliance programs;

Committee Members Mr. Galvin Ms. Germany Ballintyn
● Identifies qualified individuals to recommend as potential Board members to our stockholders;
● Reviews and oversees leadership development strategies; and
Meetings Held in 2019 4	● Oversees risks associated with our Company, membership and structure of our Board, succession planning for directors and executive officers, and corporate governance.

Strategic Planning Committee

Chair Mr. Cortinovis	Principal Functions and Additional Information
● Oversees the development and implementation of long-term strategic plans;
Committee Members Ms. Germany Ballintyn Mr. Gordon Mr. Smith Mr. Wright	● Assists management in the development, refining and implementation of long-term strategic and annual business plans;
● Reviews large projects, bids and other contractual arrangements with management;
● Provides recommendations to the Board relating to strategic initiatives and material programs and services; and
● Approves revenue-producing proposals, contracts or agreements and amendments or extensions thereto.
Meetings Held in 2019 4

CORPORATE GOVERNANCE DOCUMENTS

Based on the recommendation of our Board’s standing committees, our Board has adopted corporate governance documents to assist in regulating risk and to improve corporate performance and accountability in creating long-term shareholder value. These corporate governance documents include:

●	Corporate Governance Guidelines
●	Board Standing Committee Charters
●	Code of Ethics for our Chief Executive Officer, Chief Financial Officer and senior financial employees
●	Code of Conduct

Each of the above listed corporate governance documents, as well as our By-Laws, may be found on our website, www.aegion.com under “Investors – Corporate Governance”. If our Code of Ethics is amended or a waiver of our Code of Ethics or Code of Conduct is granted to any of our officers or directors, we will disclose the amendment or waiver on our website or as required by law.

RELATED-PARTY TRANSACTIONS

Pursuant to its charter, our Audit Committee is responsible for reviewing and approving all transactions of our Company in which a related person has a direct or indirect material interest and the amount involved exceeds $120,000. It is our policy that executive management notify our Audit Committee of any transaction that may be deemed a related-party transaction. Upon such a notification, the Audit Committee will meet to review the terms of such a transaction and make any necessary determinations.

We maintain various written policies and procedures relating to the review, approval or ratification of transactions in which we, or any of our directors, officers or employees, may have a direct or indirect material interest. Our Code of Conduct, which may be found on our website at www.aegion.com under “Investors – Corporate Governance,” prohibits our directors, officers and employees from engaging in specified activities that may constitute a conflict of interest with the Company without prior approval of management, our Board or our Audit Committee, as appropriate. Activities that may constitute a conflict of interest with our Company and require prior approval include: (a) investing in or being an officer or employee of one of our customers, suppliers, subcontractors or competitors; (b) having a business interest in a company competing with or doing business with our Company; (c) receiving any benefit, either direct or indirect, from the investment in or association with a company that our Company may have otherwise received; and (d) engaging in a transaction with our Company personally or through an affiliate.

Additionally, we require each of our directors and officers to complete a comprehensive questionnaire each year that, among other things, identifies any transactions or potential transactions with us in which the director or officer, or a family member or associated entity, has any interest, financial or otherwise. Our directors and officers are also required to update their information if there are changes throughout the year.

We believe that these policies and procedures ensure that all related-party transactions are appropriately reviewed and, if required, disclosed pursuant to the rules of the Securities and Exchange Commission.

For 2019, we had no related-party transactions.

DELINQUENT SECTION 16(a) REPORTS

To our knowledge, based solely upon a review of copies of reports received by us pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, and written representations that no other reports were required to be filed, we believe that all filing requirements applicable to our directors and officers under Section 16(a) with respect to 2019 were satisfied.

COMPENSATION OF DIRECTORS

Director Compensation Table

The following table sets forth information concerning compensation earned by our non-employee directors in fiscal year 2019:

Name	Year	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Stephen P. Cortinovis	2019	$102,000		$102,000	–	–	–	–	$204,000
Stephanie A. Cuskley (2)	2019	132,750		176,400	–	–	–	–	309,150
Walter J. Galvin (3)	2019	–		198,000	–	–	–	–	198,000
Rhonda Germany Ballintyn	2019	91,000	(4)	102,000					193,000
Juanita H. Hinshaw	2019	97,000		102,000	–	–	–	–	199,000
M. Richard Smith	2019	97,000		102,000	–	–	–	–	199,000
Alfred L. Woods (5)	2019	47,667		–	–	–	–	–	47,667
Phillip D. Wright (6)	2019	–		202,750	–	–	–	–	202,750

(1)

Represents the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, “Compensation–Stock Compensation,” with respect to deferred stock units awarded on: (a) January 1, 2019, in the amount of 1,438 to Mr. Galvin; (b) January 1, 2019, in the amount of 1,453 to Mr. Wright; (c) April 1, 2019, in the amount of 1,330 to Mr. Galvin; (d) April 1, 2019, in the amount of 1,343 to Mr. Wright; (e) April 24, 2019, in the following amounts: 5,100 to each of Messrs. Cortinovis, Galvin, Smith and Wright and Mmes. Germany Ballintyn and Hinshaw; and 8,820 to Ms. Cuskley; (f) April 24, 2019, in the amount of 63 to Mr. Wright; (g) July 1, 2019, in the amount of 1,319 to Mr. Galvin; (h) July 1, 2019, in the amount of 1,401 to Mr. Wright; (i) October 1, 2019, in the amount of 1,167 to Mr. Galvin; and (j) October 1, 2019, in the amount of 1,240 to Mr. Wright. See footnotes (3) and (5) below for additional information regarding the awards of deferred stock units to Messrs. Galvin and Wright, respectively. Please refer to Note 11, “Equity-Based Compensation,” in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K filed on March 2, 2020, for a discussion regarding the valuation of our stock awards. The aggregate number of deferred stock unit awards outstanding at December 31, 2019 was as follows: Mr. Cortinovis, 30,827; Ms. Cuskley, 63,869; Mr. Galvin, 51,844; Ms. Germany Ballintyn, 15,007; Ms. Hinshaw, 36,058; Mr. Smith, 17,328; Mr. Woods, 0; and Mr. Wright, 32,951.

(2)	Ms. Cuskley became Chair of the Board on April 24, 2019.

(3)

As described in more detail below, our directors are permitted to receive deferred stock units in lieu of cash fees. Pursuant to this option, Mr. Galvin elected to receive deferred stock units in lieu of all cash fees payable to Mr. Galvin in 2019. See footnote (1) above for additional information regarding the number of deferred stock units Mr. Galvin received on January 1, 2019, April 1, 2019, July 1, 2019 and October 1, 2019 in lieu of the cash fee that would have otherwise been payable to Mr. Galvin for board and committee service during each of the first, second, third and fourth quarters of 2019, respectively.

(4)

Ms. Germany Ballintyn has elected to defer 100% of her cash compensation through the Company’s non-qualified deferred compensation plan. See pages 48 and 56-57 for additional details regarding this plan. Ms. Germany Ballintyn contributed $91,000 to the plan in 2019, had aggregate earnings of $28,927 in 2019 and had a balance of $201,311 in the plan as of December 31, 2019. The earnings do not constitute above-market earnings and Ms. Germany Ballintyn in not eligible for any Company matching contributions.

(5)	Mr. Woods retired from the Board of Directors, effective April 24, 2019.

(6)

As described in more detail below, our directors are permitted to receive deferred stock units in lieu of cash fees. Pursuant to this option, Mr. Wright elected to receive deferred stock units in lieu of all cash fees payable to Mr. Wright in 2019. See footnote (1) above for additional detail regarding the number of deferred stock units Mr. Wright received on January 1, 2019, April 1, 2019, April 24, 2019, July 1, 2019 and October 1, 2019, each in lieu of the cash fee that would have otherwise been payable to Mr. Wright for board and committee service during each of the first, second, third and fourth quarters of 2019, respectively. The grant of 63 shares to Mr. Wright on April 24, 2019 was due to an increase in the cash fees payable to Mr. Wright for the second quarter of 2019 resulting from his appointment as Chair of the Compensation Committee on April 24, 2019.

Additional Information about Director Compensation

The Corporate Governance and Nominating Committee is responsible for reviewing and recommending to the Board of Directors the general guidelines for determining the form of director compensation. Based on these guidelines, the Compensation Committee then reviews and recommends to the Board of Directors any changes in the amount of director compensation that will enhance the Company’s ability to attract and retain qualified directors.

During 2019, the Board did not increase the annual cash fees paid to non-employee directors. Each non-employee director, other than Ms. Cuskley, was compensated at a rate of $67,000 per year, plus reimbursed for related business travel expenses. Ms. Cuskley, our Chair, was compensated at a rate of $143,000 per year (pro-rated for the portion of the year that she served as Chair), plus reimbursed for related business travel expenses. Directors were not paid meeting fees in 2019.

Non-employee directors, other than Ms. Cuskley, received the following additional annual compensation for serving on Board committees:

Board Committee	Chair Compensation	Member Compensation
Audit Committee	$20,000	$15,000
Compensation Committee	20,000	15,000
Corporate Governance and Nominating Committee	15,000	9,000
Strategic Planning and Finance Committee	20,000	15,000

The foregoing annual compensation for serving on Board committees, which was not increased in 2019, has not increased since 2011.

Non-employee directors are eligible to receive grants of stock options and/or awards of deferred stock units under our Non-Employee Director Equity Plan from time to time. Since 2013, our non-employee directors, other than our Chair, have received an annual equity grant of $102,000, and our Chair has received an annual equity grant of $176,400, in each case payable in deferred stock units. Each award is based on the closing price of our common stock on the Nasdaq Global Select Market on the date of the award. For 2019, the annual equity grant resulted in an award on April 24, 2019 of 5,100 deferred stock units to each of Messrs. Cortinovis, Galvin, Smith and Wright and Mmes. Germany Ballintyn and Hinshaw and 8,820 deferred stock units to Ms. Cuskley. Annual equity grants made pursuant to our Non-Employee Director Equity Plan (as amended and restated) became subject to a one-year minimum vesting requirement in 2019.

In order to facilitate compliance with our stock ownership requirements as well as further align the interests of our directors with those of our stockholders, we permit our non-employee directors to elect to receive deferred stock units in lieu of the cash fees payable for board and committee service. In 2019, Messrs. Galvin and Wright elected to receive all cash fees for board and committee service in the form of deferred stock units. As a result, Mr. Galvin received 5,254 deferred stock units in lieu of the $96,000 cash fee that would have otherwise been payable to Mr. Galvin for board and committee service during 2019. Mr. Wright received 5,437 deferred stock units in lieu of the $100,750 cash fee that would have otherwise been payable to Mr. Wright for board and committee service during 2019.

Each deferred stock unit represents our obligation to transfer one share of our common stock to the director in the future. Following termination of the director’s service on our Board or on any other distribution date after a mandatory deferral period as the director may elect, shares of our common stock equal to the number of deferred stock units reflected in the director’s account will be distributed to the director. Currently, pursuant to the Non-Employee Director Equity Plan, directors are required to defer the distribution of annual awards of deferred stock units for at least three years and the distribution of deferred stock units awarded in lieu of the payment of cash fees for at least one year, in each case unless there is a termination of a director’s service on our Board and such director has elected to have deferred stock units distributed on termination.

In December 2017, we amended our Voluntary Deferred Compensation Plan, effective January 1, 2018, to open the plan to our non-employee directors. Our non-employee directors may elect to defer between 1% and 100% of their cash compensation pursuant to the terms of the Voluntary Deferred Compensation Plan. Non-employee directors are not eligible for matching contributions or discretionary contributions under the Voluntary Deferred Compensation Plan.

There were no agreements or arrangements between any of our directors and any person or entity other than the Company relating to compensation or other payment in connection with any director’s candidacy or service.

Stock Ownership Policy with Respect to Non-Employee Directors

We have a policy with respect to required levels of stock ownership for our non-employee directors. Under the policy, each current non-employee director is required to beneficially own (and retain thereafter) the greater of: (a) 10,000 shares of our common stock; and (b) the number of shares of our common stock having a value equal to five times the amount of the non-employee director’s annual cash retainer, excluding any cash retainer paid for service on a Committee of the Board (where the number of shares is determined by dividing such value by the average closing price of our common stock for the ten trading days prior to December 31); provided, however, that for the Chair, the amount of the annual cash retainer shall be the amount paid to our other non-employee directors. This ensures that the stock ownership requirement for our directors is proportional to the price of our common stock as well as our directors’ compensation for service on our Board. The required ownership amount is recalculated annually as of January 1, based on the director’s annual cash retainer as of December 31 of the immediately preceding year.

Each non-employee director is required to beneficially own (and retain thereafter) the requisite number of shares of our common stock no later than the third anniversary of his or her election or appointment. In the event there is a significant decline in the price of our common stock that causes a director’s holdings to fall below the applicable threshold, such director is not required to purchase additional shares to meet the threshold but our policy provides that such director shall not sell or transfer any shares until the threshold has again been achieved.

As of January 1, 2020, each non-employee director was in compliance with the stock ownership requirements of this policy as set forth below:

Non-Employee Director	Date Subject to Policy	Retainer Multiplied by 5	10-Day Average Closing Price	Required Share Ownership as of January 1, 2020	Actual Share Ownership as of January 1, 2020
Stephen P. Cortinovis	July 25, 2006	$335,000	$22.80	14,693	89,000
Stephanie A. Cuskley (1)	July 25, 2006	335,000	22.80	14,693	68,028
Walter J. Galvin	October 10, 2014	335,000	22.80	14,693	63,844
Rhonda Germany Ballintyn (2)	January 4, 2017	335,000	22.80	n/a	20,807
Juanita H. Hinshaw	July 25, 2006	335,000	22.80	14,693	72,074
M. Richard Smith	December 15, 2009	335,000	22.80	14,693	57,744
Phillip D. Wright	November 10, 2011	335,000	22.80	14,693	66,798

(1)	For purposes of determining the required ownership of our Chair, the annual cash retainer used is the amount paid to our other non-employee directors (i.e., $67,000).

(2)

Ms. Germany Ballintyn was appointed to our Board on January 4, 2017 and, as such, is not required to be in compliance with the stock ownership policy as of January 1, 2020. However, Ms. Germany Ballintyn’s stock ownership was sufficient as of January 1, 2020 to be in compliance.

PROPOSAL TWO ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

We are seeking an advisory vote from our stockholders to approve the compensation of our Named Executive Officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K (including in the Compensation and Discussion Analysis section (“CD&A”), compensation tables and accompanying narrative disclosures). Item 402 of Regulation S-K of the Securities and Exchange Commission sets forth what companies must include in their CD&A and compensation tables. As required by Section 14A of the Securities Exchange Act of 1934, as amended, this is an advisory vote, which means that our Board will consider our stockholders’ vote on this proposal when making future compensation decisions for our Named Executive Officers. We plan to hold this vote annually.

As discussed in the CD&A, our Compensation Committee (the “Committee”), with assistance from its independent compensation consultant, has structured our compensation program to emphasize pay for performance. The compensation opportunities provided to our Named Executive Officers, as well as our other executives, are highly dependent on our and each individual’s performance, which in turn drives the enhancement of stockholder value. The Committee will continue to emphasize responsible compensation arrangements designed to attract, motivate, reward and retain executive talent required to achieve our corporate objectives and to align with the interests of our long-term stockholders.

For the reasons discussed in the “Compensation Discussion and Analysis,” accompanying compensation tables and related narrative disclosures in this proxy statement, the Board unanimously recommends that stockholders vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and accompanying narrative discussion set forth in this Proxy Statement, is hereby approved.”

Although the resolution is non-binding, the Board and Committee will consider the outcome of the vote when making future compensation decisions.

In deciding how to vote on this proposal, you are encouraged to carefully review the description of the Committee’s executive compensation philosophy and its decisions, as well as the favorable compensation policies and practices of the Company, all as set forth in the CD&A.

RECOMMENDATION OF BOARD OF DIRECTORS

Our Board of Directors recommends a vote “FOR” the advisory vote to approve named executive officer compensation.

The Board recommends a vote “FOR” this proposal.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides information about our 2019 compensation program for the following executive officers (collectively, our “Named Executive Officers”):

Named Executive Officer	Position
Charles R. Gordon	President and Chief Executive Officer
David F. Morris	Executive Vice President and Chief Financial Officer
Mark A. Menghini	Senior Vice President, General Counsel and Secretary
John L. Heggemann	Senior Vice President, Corporate Controller and Chief Accounting Officer
Stephen P. Callahan(1)	Former Senior Vice President – Global Human Resources and HS&E

(1)	Mr. Callahan resigned as Senior Vice President – Global Human Resources and HS&E effective February 24, 2020.

This discussion also contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs.

Overview & Compensation Philosophy

We emphasize a total compensation approach in establishing individual executive compensation levels, with each element of compensation serving a specific purpose. In this context, the foundation of all decisions regarding our executive compensation program is a pay for performance philosophy. Our pay for performance philosophy requires the achievement of financial goals and business objectives designed to drive profitable growth coupled with service requirements to encourage retention of executive talent. We believe that the continuation of this philosophy will in turn drive stockholder value over time.

We also believe that our executive compensation decisions should be consistent with, and designed to facilitate, good corporate governance practices. Accordingly, we:

✓	utilize independent compensation consultants that do not perform any other work for the Company or our management team;

✓	devote significant time to succession planning efforts;

✓	adopt and maintain compensation programs that do not encourage imprudent risk;

✓	do not enter into employment agreements with our executive officers;

✓	include double-trigger change in control provisions for accelerated vesting of our long-term incentive awards;

✓	target all components of compensation at the 50th percentile of our peer group companies;

✓

maintain appropriate stock ownership guidelines, which prohibit the sale of shares (other than shares used to pay applicable taxes and/or the exercise price for stock options) until compliance is achieved;

✓	consider benchmarking and market data in making compensation decisions;

✓

do not permit or include problematic pay practices such as the repricing of “underwater” stock options without stockholder approval, excessive perquisites or tax gross-up payments (including in the event of a change in control);

✓	maintain anti-hedging, anti-pledging and incentive compensation clawback policies;

✓	maintain a robust stockholder outreach program;

✓	elect directors annually by a majority vote standard (except in contested elections);

✓	separate the roles of Chairperson of the Board and Chief Executive Officer;

✓	ensure that all of our directors are independent other than our Chief Executive Officer; and

✓	mitigate the potential dilutive effect of equity awards through share repurchase programs.

The Committee is responsible for establishing our compensation philosophy and for establishing individual executive compensation. In doing so, the Committee has developed a compensation philosophy that strives to ensure that:

•

our executive compensation aligns the interests of our executives with those of our stockholders by rewarding the achievement of specific annual, long-term and strategic goals, with the ultimate objective of increasing stockholder value;

•

our executive compensation attracts, retains and incentivizes top talent by providing a competitive and equitable compensation package relative to the compensation paid to similarly situated executives of our peer group;

•	our executive compensation includes performance and/or service requirements for vesting or retention of equity awards;

•	our executive compensation is based on the executive’s combined and individual commitment, experience, level of responsibility and contribution to our business goals; and

•	our executive compensation policies enhance our business interests by encouraging innovation on the part of our executives and other key employees balanced by appropriate levels of risk taking.

The Committee also considers:

•	the tax and accounting effects of compensation when determining the elements, structure and amounts of our executives’ total compensation packages; and

•

whether our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on our Company. The Committee has determined that the Company’s current compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Compensation Process

Independent Compensation Consultants. In determining the total compensation of our executive officers and other high-level employees, the Committee is assisted by independent compensation consultants. In 2019, the Committee directly engaged the services of Exequity, which performed services at the request of the Committee and did not perform any other services that were not related to executive compensation for the Company through requests from management. Exequity provided the Committee with advice and recommendations with respect to our Company’s executive compensation program including a review of the overall competitiveness of the program and its consistency with our pay for performance philosophy.

Role of Chief Executive Officer. The Committee also seeks the input of Mr. Gordon in determining the total compensation of our executive officers (other than with respect to Mr. Gordon’s compensation) and other high-level employees. Mr. Gordon’s input includes his review of the performance of each executive officer, including our Named Executive Officers, and his recommendations to the Committee regarding the specific compensation levels of those executives. Mr. Gordon tracks each executive’s performance throughout the year, detailing accomplishments and areas of strength and improvement. Then, Mr. Gordon bases his evaluation and recommendation on his knowledge of each executive’s performance. Mr. Gordon and executive management then typically work together to develop performance target recommendations for presentation to, and consideration by, the Committee in connection with incentive compensation determinations for the coming year. In addition, executive management also recommends the management annual incentive compensation plan to the Committee for review and consideration by the Committee.

Benchmarking Target for Executive Compensation. As noted above, in making decisions regarding the target total compensation of our executives, the Committee continuously reviews information provided by outside compensation consultants and considers, among other factors discussed herein, the relative compensation of similarly situated employees of our peer group of companies. In selecting a peer group, the Committee reviews companies that the Committee believes, based on certain data and recommendations of Aon Hewitt and Exequity, compete most with our Company for executive talent. The Committee periodically reviews and updates our peer group.

The peer group of companies used for purposes of 2019 compensation, as set forth immediately below, was the same group that is included in our 2019 Annual Report on Form 10-K.

● Actuant Corporation	● Helix Energy Solutions Group	● Newpark Resources, Inc.
● Barnes Group Inc.	● Kennametal Inc.	● Oil States International Inc.
● CIRCOR International, Inc.	● MasTec, Inc.	● Primoris Services Corporation
● Dril-Quip, Inc.	● Matrix Service Company	● Team, Inc.
● Forum Entergy Technologies, Inc.	● McDermott International Inc.	● Tetra Tech, Inc.
● Granite Construction Incorporated	● Mistras Group, Inc.	● Valmont Industries, Inc.

The Committee also considers pay data of similarly situated executives from publicly filed proxy statements and compensation surveys. The data the Committee reviewed may include base salary, annual cash incentive payments and long-term incentive components of pay or selected market survey data where peer group data for a like-position is not available. In considering total compensation for 2019, the Committee specifically considered pay data from Aon Hewitt’s Executive Compensation Benchmarking Analysis, which included data from our peer group (as set forth above) as well as a broader group of 24 companies 1. For compensation paid to our executives, in 2019, the Committee targeted annual cash compensation opportunity (base salaries and incentive compensation) and targeted total long-term incentive compensation opportunity at the 50% range of the peer group for similarly situated executives. The Committee believes that total compensation opportunity should be targeted at the median levels and that base salaries establish the minimum compensation upon which an executive can rely. Actual annual cash and long-term incentive compensation, and therefore, total compensation, can meet, fall short of or exceed the target based on the level of achievement of applicable corporate and individual performance requirements. The target compensation levels are only one factor in the Committee’s determination of executive compensation levels. Actual compensation levels for executives may be more or less than the targeted levels based upon other factors that the Committee may consider in its discretion as discussed herein.

[1]

The 24 companies consist of: American Axle & Manufacturing Holdings, Inc.; A.O. Smith Corporation; Armstrong World Industries, Inc.; Brady Corp.; Chart Industries Inc.; ESCO Technologies, Inc.; H.B. Fuller Company; Helix Energy Solutions Group, Inc.; IDEX Corporation; Leggett & Platt Inc.; Martin Marietta Materials, Inc.; Mueller Water Products, Inc.; Nordson Corporation; Oil States International, Inc.; Olin Corporation; Packaging Corporation of America; Polaris Industries Inc.; PolyOne Corporation; SPX Corporation; Steelcase Inc.; Valmont Industries, Inc.; Waters Corporation; WGL Holdings, Inc.; and Woodward, Inc.

Say on Pay Results

We conduct a stockholder outreach program through which we interact with stockholders on a number of matters throughout the year, including executive compensation. The compensation disclosed in our 2019 Proxy Statement was approved by our stockholders at the 2019 Annual Meeting of Stockholders by a 98.89% vote, which reflects, in the view of the Committee, the efficacy of that outreach. The Committee considered this favorable outcome and believes it conveyed our stockholders’ support of the Committee’s decisions and the existing executive compensation programs. Consistent with this support, the Committee decided to retain the design and structure of our executive compensation programs in the remainder of 2019 and in 2020, with minor modifications as described in this Compensation Discussion and Analysis. The Committee believes that the existing compensation programs continue to attract, retain and appropriately incent senior management.

Compensation Mix

In 2019, our executive compensation program consisted primarily of three elements: (i) short-term cash compensation in the form of a base salary; (ii) performance-based, short-term cash compensation in the form of annual cash incentives; and (iii) long-term equity incentive compensation in the form of performance-based stock units and time-based restricted stock units. The objective and alignment with stockholder value creation for each of these elements are set forth in the table below.

Component	Key Features	Objectives
Total Direct Compensation
Base Salary	• Provides a base wage that is competitive to attract and retain highly qualified leaders • Reflects individual performance, experience and scope of responsibility	• Only pay element that is independent of Company financial or individual performance and service requirements
Annual Cash Incentive	• Provides additional cash compensation opportunity for executives • Motivates executives to achieve annual individual and Company goals	• 75% at risk based on Company performance • 25% at risk based on individual performance • Focused on Company earnings growth
Long-Term Incentives
Performance Units	• Provides opportunity for stock acquisition • Motivates executives to make decisions that focus on long-term stockholder value • Promotes retention of highly qualified leaders	• Equity-based • At risk based on Company TSR and ROIC goal achievement • Payout based on sustained growth
Restricted Stock Units	• Same key features as “Performance Units”	• Equity-based • Service requirements aid long-term retention

Pay for Performance Analysis

We target a mix of the compensation elements set forth in the table above in order to create a strong correlation between corporate performance and each executive’s actual total compensation, aligning the interests of our executives with the interests of our Company and its stockholders. Specifically, a significant portion of each executive’s total compensation is dependent upon our Company’s achievement of measurable annual and multi-year financial performance goals, rewarding our executives on both an annual and long-term basis if the Company attains specified targets. In addition, long-term compensation of our executives, if earned, is paid in Company stock, further aligning our executives’ incentives with increasing the value of our stock. As a result, we give substantial weight in total target compensation to long-term compensation.

The following graph illustrates the allocation in 2019 of our total target direct compensation opportunity for our Chief Executive Officer, Mr. Gordon, and the weighted average of our other Named Executive Officers between short- and long-term elements and cash- and equity-based elements.

Allocation of 2019 Target Compensation[1]

Base
Annual Cash Incentive
Performance Units
Time-Based Restricted Stock Units
Chief Executive Officer
30.7%
30.7%
19.3%
19.3%
Long-Term Equity-Based Compensation[2]
61.4%
50%
Performance-Based Compensation[3]
42.3%
All Other Named Executive Officers
17.8%
19.9%
22.4%
39.9%
Long-Term Equity-Based Compensation[2]
37.7%

(1)	Base pay and annual cash incentive are as of December 31, 2019.

(2)

Long-Term Equity-Based Compensation consists of performance units (at target) and time-based restricted stock units. This chart does not include the special Restricted Stock Unit awards that were given to: (a) Mr. Heggemann in connection with his appointment as Senior Vice President, Corporate Controller and Chief Accounting Officer; or (b) Mr. Menghini in conjunction with a market adjustment to his compensation.

(3)	Performance-Based Compensation consists of target annual cash incentives and performance units (at target).

We believe the mix of compensation above appropriately provides rewards only upon strong financial and operational performance, especially over the long-term. Specifically, in 2019:

•	50% of total target compensation of our CEO was performance-based and 61.4% was long-term and equity-based;

•	42.3% of total target compensation of our Named Executive Officers other than the CEO was performance-based and 37.7% was long-term and equity-based;

•

a substantial portion of target pay is delivered through long-term equity awards, 50% of which is based on the achievement of objective performance goals and 100% of which is based on a multi-year vesting schedule and continued service requirements; and

•	19.3% of total target compensation of our CEO was base salary; and 39.9% of our Named Executive Officers’ total target compensation was base salary.

Understanding the Pay of our Chief Executive Officer and Other Named Executive Officers

This section provides additional detail on the rationale for the pay of our Chief Executive Officer as well as the pay of our other Named Executive Officers.

2019 Total Reported Compensation v. Realizable Pay

The 2019 realizable pay of our Named Executive Officers is set forth in the table below as compared to the total reported compensation of these executives as set forth in the Summary Compensation Table on page 53 (the “SCT”). We define realizable pay for these purposes as the sum of the following: (1) base salary and cash incentives earned for 2019; (2) the fair market value of the shares of our common stock payable in respect of performance units vesting as a result of Company performance for a performance period ending in 2019; and (3) the fair market value of any restricted stock unit awards granted during 2019. For purposes of the table, the value of shares subject to awards was based on the year-end 2019 closing price of our common stock (i.e., $22.37). Although the Committee did not rely on the information in the below table to make compensation decisions for 2019, the information in the table is made available to the Committee as part of the compensation process.

		2019 Realizable Pay
Name	2019 Total Reported Compensation	Salary	Annual Cash Incentive	Performance Units(1)	Service-Based Restricted Stock Units(2)	Other Compensation(3)	Total Realizable Pay	Realizable Pay as a % of Total Reported Compensation
Charles R. Gordon	$3,774,786	$700,284	$612,305	$447,445	$1,243,392	$23,771	$3,027,196	80.20%
David F. Morris	1,458,465	457,000	280,153	166,209	359,195	16,885	1,279,442	87.73
Mark A. Menghini	1,052,431	342,771	171,522	44,740	396,396	12,849	968,278	92.00
John L. Heggemann	696,090	204,601	84,754	—	317,318	156,735	763,408	109.67
Stephen P. Callahan	757,403	308,125	135,355	58,811	151,959	15,904	670,154	88.48

(1)

The performance units from the 2017-2019 awards vested at 52.67% of target value as a result of the ROIC metric (25%) not being achieved and the TSR metric (75%) being below target over the three-year cumulative period. The dollar values represent the fair market value as of December 31, 2019 ($22.37) of the vested performance units from the 2017-2019 grant.

(2)

Represents the fair market value as of December 31, 2019 of the annual and off-cycle restricted stock units granted in 2019, all of which are subject to a cliff vesting requirement ending on the third anniversary of the grant date. See pages 46-47 for additional information with respect to the annual and off-cycle restricted stock units granted in 2019.

(3)	Computed consistent with the “All Other Compensation” column of the Summary Compensation Table.

As demonstrated by the above table, for all Named Executive Officers other than Mr. Heggemann, the actual compensation realizable in 2019 by our Named Executive Officers was 80.20% to 92.00% of the compensation set forth on the SCT. The Committee believes this is an appropriate result in light of the Company’s financial performance in 2019 (and, with respect to the performance units with a performance period from 2017-2019, the Company’s financial performance for that period) and demonstrates that our compensation program is working as designed to achieve pay for performance. Mr. Heggemann’s realizable compensation was 109.67% of his compensation set forth in the SCT as a result of: (i) an increase in share price between the date of his off-cycle grant of restricted stock units (i.e., June 24, 2019) and December 31, 2019; and (ii) the lack of performance units granted to Mr. Heggemann in 2017 (a portion of which would have vested in 2019 and, therefore, been included in the realizable pay above) or 2019 (all of which would have been included in Mr. Heggemann’s 2019 total reported compensation). Mr. Heggemann was not granted performance units in 2017 or 2019 as he was not, at the time of the respective grants, in the group of employees receiving performance units.

Compensation Decisions in 2019

The following recap of 2019 financial performance provides important context to the pay decisions made in 2019 and 2020, and to the incentive pay results for 2019.

2019 Financial Performance

In 2019:

•	our total stockholder return was 37%;
•	we had solid financial results as set out in our earnings release furnished with our current report on Form 8-K filed on March 2, 2020, including, without limitation:
o	revenue of $1.214 billion;
o	cash flow from operations in 2019 reached $78.8 million;
o	a cash balance of $64.9 million as of December 31, 2019; and
•	we returned $30.4 million to our stockholders pursuant to board-authorized share repurchase programs, reducing our outstanding shares by 1.2 million shares.

Our financial performance in 2019 was in line with our expectations, which is reflected in our 2019 and 2020 compensation decisions discussed throughout this Compensation Discussion and Analysis.

2019 Compensation Decisions by Element of Pay

In the context of our Company’s 2018 and 2019 financial performance, set forth below is a more detailed description of each element of our compensation and benefits programs for our Named Executive Officers, including the compensation decision in 2019 for each element.

Base Salary. Generally, in determining the base salary of each Named Executive Officer, the Committee considers, among other things, the level of responsibility and duties of the executive, individual performance, tenure, experience, Company performance, competition for the respective positions in the industry, and the applicable market data. In 2019, effective April 1, 2019 our Named Executive Officers received increases between 3.0% and 5.9% in base salary based on our financial results in 2018, individual performance, an updated market analysis and overall conditions in our markets. The 2019 adjusted annual base salary for each Named Executive Officer, and the increase from the prior base salary for each individual that was a Named Executive Officer in 2019, are set forth in the table below.

Named Executive Officer	Base Salary Prior to April 1, 2019 Adjustment	Base Salary Effective April 1, 2019	April 1, 2019 Increase in Base Salary	Base Salary Effective December 31, 2019
Charles R. Gordon	$686,238	$706,825	3.0%	$706,825
David F. Morris	440,000	462,000	5.0	462,000
Mark A. Menghini	325,000	341,500	5.1	360,000	(1)
John L. Heggemann	170,000	176,545	3.9	240,000	(2)
Stephen P. Callahan	295,000	312,500	5.9	312,500

(1)	Mr. Menghini’s base salary was increased, effective September 16, 2019, to $360,000 in conjunction with a market adjustment.

(2)	Mr. Heggemann’s base salary was increased, effective June 24, 2019, to $240,000 in conjunction with his appointment as Senior Vice President, Corporate Controller and Chief Accounting Officer.

Annual Cash Incentive Compensation. We maintain a Management Annual Incentive Plan (the “AIP”), as reviewed and approved by the Committee, pursuant to which our executives and other key employees are eligible to receive annual cash incentive awards.

Each participant in the 2019 AIP was assigned a target incentive award goal that was expressed as a percentage of his or her base salary. For 2019, the Committee assigned the following target annual incentive awards as a percentage of the Named Executive Officers’ respective base salaries, which percentages are consistent with 2018 with the exception of Mr. Menghini, whose target percentage was increased from 50% to 55% on September 4, 2019 in conjunction with a market adjustment of his compensation:

Named Executive Officer	2019 AIP Target % of Base Salary
Charles R. Gordon	100%
David F. Morris	70
Mark A. Menghini	55
John L. Heggemann	40
Stephen P. Callahan	50

In determining the annual target incentive award as a percentage of individual base salary for these executives, the Committee reviewed peer group data and other survey market data and trends and considered the mix of total compensation of individuals in positions similarly situated to our executives. Based on its review and analysis, the Committee determined that a significant portion of the total annual cash compensation opportunity of our executives (i.e., base salary and annual incentive compensation) should be tied to our Company’s annual operating results. Target incentive award goals are “mid-point” targets, and the executives’ annual incentive cash compensation could be higher (subject to the cap discussed below) or lower than the target award goals based upon the level of achievement against the pre-established performance goals.

Prior to 2019, AIP was fully tied to the Company’s achievement of annual financial performance goals at corporate or business unit levels, as appropriate, subject to the CEO’s discretion (in the event the threshold annual financial performance goal was not met) to award up to $1,000,000 in AIP awards for extraordinary performance (subject to review and approval of the Committee with respect to any such awards to executive officers of the Company, including each of the Named Executive Officers). Beginning with AIP in 2019, the structure of the AIP was modified such that 75% of the AIP (the “Financial Goal Portion”) is intended to compensate employees for the Company’s achievement of annual financial performance goals at corporate or business unit levels, as appropriate (the “Financial Goals”), and 25% of the AIP (the “Personal Goal Portion”) is intended to compensate employees for each employee’s achievement of personal objectives (the “Personal Goals”). However, in connection with this change, the $1,000,000 pool for discretionary awards was decreased to $500,000.

The targets for the Financial Goals are intended to be consistent with our internal budgets. Payments with respect to the Financial Goal Portion of the AIP may be made if and to the extent that certain minimum, target and maximum goals were actually achieved by the Company. For 2019, the potential payout for each Named Executive Officer for the Financial Goal Portion of the AIP ranged from 75% of the target award upon the Company achieving the threshold Financial Goal to 200% of the target award upon the Company achieving the maximum Financial Goal. For our Named Executive Officers as well as other certain management and corporate employees of the Company, the Financial Goal for 2019 was the EBT Goal (as defined below). The threshold goal was 75% of the target EBT Goal and the maximum goal was 120% of the target EBT Goal. Performance results that fall between the goals are calculated from those points on a straight-line sliding scale to determine the potential payout. Finally, any payout with respect to the Financial Goal Portion may be reduced if the Company does not meet minimum requirements with respect to other Company-wide metrics that management and the Committee have deemed to be important, such as safety metrics or days sales outstanding metrics.

The Committee strives to establish Financial Goals that are difficult to achieve but are attainable in order to reinforce our pay for performance commitment. In 2017, our financial performance was below the threshold net income goal set forth in the 2017 AIP. As a result, no AIP payments were made to our then Named Executive Officers. In 2018, our financial performance was below the threshold EBT goal set forth in the 2018 AIP. However, in recognition of the additional efforts expended in 2018 by several of our Named Executive Officers in managing significant global restructuring efforts while transitioning into new roles with increased responsibilities with the Company, the Committee approved Mr. Gordon’s exercise of discretion to award Messrs. Morris, Menghini and Callahan with cash incentive payments calculated at 33% of their target amounts under the 2018 Annual Incentive Plan. This calculated amount is consistent with the actual payout percentage made to non-executive officer employees under the 2018 Annual Incentive Plan. In 2019, our financial performance was above the threshold EBT Goal, but slightly less than the target EBT Goal set forth in the 2019 AIP. However, because a key Company metric was not met in 2019, the Financial Goal Portion was reduced by 17%. As a result, AIP payments with respect to the Financial Goal Portion were made to our Named Executive officers at 82% of target for 2019, except for Mr. Heggemann, who had a portion of his AIP payment tied to the operations in the Eastern Hemisphere from January 1, 2019 to June 23, 2019. Mr. Heggemann’s overall 2019 AIP payment was 88% of his target.

As noted above, the Personal Goal Portion of the AIP represents 25% of the overall target AIP. The Personal Goal Portion is not contingent on the Company’s achievement of the EBT Goal and may be paid in the event that the Company does not achieve the EBT Goal. The Committee strives to establish personal performance objectives that are difficult to achieve but are attainable. At the beginning of each year, at least four personal goals are established for each AIP participant. Achievement of three of the personal goals entitles an AIP Participant to the Personal Goal Portion. The Personal Goal Portion of the 2019 AIP is “all or nothing” such that if three of the personal goals are not met, no payout is made with respect to the Personal Goal Portion. Each of the executive officers achieved three of their respective personal goals for 2019 and, as such, the Personal Goal Portion paid out at 100% for 2019.

Financial Goal for 2019. In 2019, the Financial Goal Portion of AIP for all Named Executive Officers was based on the achievement of consolidated threshold, target and maximum goals with respect to earnings before taxes, or “EBT”, subject to objective adjustment in accordance with the AIP (the “EBT Goal”). For 2019, consolidated Company EBT was used as the applicable financial metric because it reflects the Company’s financial performance, is easy to track, and is communicated on a quarterly basis through the Company’s quarterly earnings press releases and conference calls. EBT is defined in our 2019 Annual Incentive Plan as “income before taxes on income and before extraordinary items less income / (loss) before taxes of non-controlling interests”.

For purposes of the AIP in 2019, consolidated EBT was determined from our audited financial statements for the year and was adjusted to exclude the following:

•

operating results and/or losses associated with the write-down of assets of a subsidiary, business unit or division that has been designated by the Board of Directors as a discontinued business operation or to be liquidated;

•	gains or losses on the sale of any subsidiary, business unit or division, or the assets or business thereof;

•

gains or losses from the disposition of material capital assets (other than in a transaction described in the immediately preceding bullet) or the refinancing of indebtedness, including, among other things, any make-whole payments and prepayment fees;

•	losses associated with the write-down of goodwill or other intangible assets of the Company due to the determination under applicable accounting standards that the assets have been impaired;

•

gains or losses from material property casualty occurrences or condemnation awards taking into account the proceeds paid by insurance companies and other third parties in connection with the casualty or condemnation;

•

any income statement effect resulting from a change in tax laws, accounting principles (including, without limitation, generally accepted accounting principles), regulations, or other laws regulations affecting reported results, except, in each case, to the extent the effect of such a change is already reflected in the target EBT amount;

•	reorganization or restructuring charges and acquisition- or divestiture-related transaction expenses and costs;

•	any gains or losses from unusual nonrecurring or extraordinary items;

•

operating results of any entity or business acquired or disposed of during 2019, except, in the case of an acquisition, to the extent such entity or business was included in the Company’s operating business plan for 2019 or, in the case of a disposition, to the extent such entity or business was not included in the Company’s operating business plan for 2019;

•	any gain or loss resulting from currency fluctuations or translations as set forth in the Aegion Corporation Foreign Exchange Rate Policy for Annual Incentive Plan and Long-Term Incentive Plan;

•	any other material income or loss item the realization of which is not directly attributable to the actions of current senior management of the Company; and

•	the income taxes (benefits) of any of the above-designated gains or losses.

If the threshold EBT goal is not achieved, the Company’s Chief Executive Officer may make awards under the 2019 AIP of up to $500,000 in the aggregate for extraordinary performance, subject to review and approval of the Committee with respect to any such awards to executive officers of the Company (including each of the Named Executive Officers).

Negative Discretion of Compensation Committee. Notwithstanding the achievement of the threshold, target or maximum Financial Goals or the achievement of the Personal Goals, in 2019 the Committee retained negative discretion to reduce payments to an individual participant or participants under the AIP.

Establishment and Achievement of 2019 Goals. In establishing the EBT Goal target for the Financial Goal Portion of the 2019 AIP, the Committee considered the recommendations of executive management regarding current industry and market conditions and projections based on management’s internal market analysis and various market surveys, our 2019 business plan as approved by our Board of Directors and prior year operating results. The EBT Goal target for the 2019 AIP was $50.505 million, subject to the adjustments described above. Considering our 2018 performance, our internal budgets and the prevailing conditions in the Company’s energy markets, the 2019 AIP EBT Goal target was believed to be set at a level that was aggressive and promoted our compensation objectives.

In determining the amount of the 2019 annual incentive compensation, the Committee reviewed our operating results for 2019 against the EBT Goal target, including any adjustments to EBT as described above and concluded that the Company achieved EBT which was above the Financial Goal threshold but slightly below the Financial Goal target. However, the Company did not meet an additional key metric set forth in the AIP and, as a result, payouts with respect to the Financial Goal Portion were reduced by 17%. Then, as noted above, each Named Executive Officer achieved a 100% payout of the 25% Personal Goal Portion. As such, 2019 AIP payments were awarded to our Named Executive Officers as follows:

Named Executive Officer	2019 AIP Award
Charles R. Gordon	$612,305
David F. Morris	280,153
Mark A. Menghini	171,522
John L. Heggemann	84,754
Stephen P. Callahan	135,355

Long-Term Incentive Compensation. In order to reward executive actions that enhance long-term stockholder returns, the Committee provides certain long-term equity-based incentives to our executives and other key employees. We believe that the value of long-term equity awards with continued service requirements, as is the case with our restricted stock unit awards, encourages executives to remain with the Company as leaving the Company results in the forfeiture of the unvested long-term equity awards. To that end, all of our long-term incentive compensation awards include a continued service requirement.

Each year, the Committee considers a number of factors when deciding on the amount and allocation of long-term compensation, including, among other things, recommendations by the Committee’s independent compensation consultants, peer group and other survey market data regarding similarly situated executives, the historical compensation for responsibilities of each Named Executive Officer, business objectives, historic Company performance, current market conditions, risks associated with compensation principally linked to stock price, and other factors that may be relevant at that point in time. Further, the Committee decides on a mix of long-term incentive compensation with the goal to provide the appropriate balance of stock price appreciation, performance and retention elements of long-term incentive compensation. Generally, annual awards of equity-based incentives are made during the Committee’s regularly scheduled first quarter meetings after financial results for the prior year as well as updated compensation data for our peer group are known.

In 2019, the Committee determined that the Named Executive Officers would continue to receive the following mix of long-term incentive compensation: 50% performance-based stock units and 50% time-based restricted stock units. Each type of award is described in more detail below. The Committee believes that the mix of long-term incentive compensation set forth above are appropriate for each of our Named Executive Officers in order to successfully balance the attributes of each form of long-term incentive compensation, which are set forth in this Compensation Discussion and Analysis.

In 2019, we increased Mr. Gordon’s annual award amount by 12.5%, Mr. Callahan’s annual award amount by 10% and Mr. Menghini’s annual award amount by 67%, as compared to the 2018 annual award amounts. Please note, however, that with respect to Mr. Menghini, his 2018 annual award amount was prior to his promotion to General Counsel and Secretary. We held flat the award amount for Mr. Morris. Mr. Heggemann was not a Named Executive Officer in 2018 and, therefore, the increase to his annual award amount is not included here. The foregoing does not reflect the off-cycle restricted stock unit award that was granted to Mr. Menghini in conjunction with a market adjustment to his compensation.

Performance Units. Performance-based stock units support achievement of the Company’s longer-term financial goals, while the three-year vesting period also simultaneously supports retention and succession planning. The performance units are denominated in restricted stock units. In 2018, we introduced several changes to our performance unit awards. Namely, those changes included a one year post-vesting holding period, a 400% cap on the payout value of performance units tied to TSR (versus grant date value) and a 100% cap on the payout value of performance units tied to TSR in the event we fail to achieve positive total shareholder return during the three-year performance period. The changes introduced in 2018 also applied to the performance units granted in 2019.

Employees who receive performance units shall have no rights as stockholders with respect to such performance units until the performance units vest, although the awards are subject to adjustment due to stock dividends, split-ups, mergers, etc.

For performance awards granted in 2017, 2018 and 2019 for the 2017-2019, 2018-2020 and 2019-2021 performance periods (the “LTIP Awards”) to all of our Named Executive Officers, the Committee used the following metrics: (i) the relative TSR component was weighted at 75%; and (ii) ROIC was weighted at 25%. Vesting of the LTIP awards is based on cumulative three-year performance metrics with no potential for vesting on an annual basis.

The following table generally illustrates the three-year performance goals and vesting for the LTIP Awards:

TSR Performance Goal
Threshold	Target	Maximum
Percentile of Company TSR vs. Comparator Group (37.5% of Target Performance Units Vest)	Percentile of Company TSR vs. Comparator Group (75% of Target Performance Units Vest)	Percentile of Company TSR vs. Comparator Group (150% of Target Performance Units Vest)

ROIC Performance Goal
Threshold	Target	Maximum
96.9% of ROIC target (12.5% of Target Performance Units Vest)	100% of ROIC target (25% of Target Performance Units Vest)	106% of ROIC target (50% of Target Performance Units Vest)

The Company did not achieve the ROIC threshold target, which was 8.4% for the 2017-2019 performance period. As a result, the 25% portion of the 2017 performance awards tied to the ROIC goal did not vest and was forfeited. With respect to the 75% portion of the 2017 performance awards tied to the TSR goal, the Company achieved a TSR of negative 11.24% for the period from January 1, 2017 through December 31, 2019, which was slightly above the 35th percentile compared to the Company’s TSR peer group, resulting in the 75% TSR portion paying out at 70.23% of target and an overall payout of 52.67% of the full 2017 performance awards.

In 2019, as part of the annual compensation program offered to the Named Executive Officers, the Committee awarded performance units as follows:

Named Executive Officer	Threshold (#)	Target (#)	Maximum (#)	Target Award Date Value ($)(1)
Charles R. Gordon	27,792	55,583	111,166	$1,125,000
David F. Morris	8,029	16,057	32,114	325,000
Mark A. Menghini	3,706	7,411	14,822	150,000
John L. Heggemann(2)	—	—	—	—
Stephen P. Callahan(3)	3,397	6,793	13,586	137,500

(1)

“Target Award Date Value” is based on the closing stock price on the Nasdaq Global Stock Market on the date of the award. The Committee based the number of award shares on the market price rather than the Monte Carlo valuation method used to determine “Grant Date Fair Value” for purposes of our financial accounting in accordance with ASC Topic 718, “Compensation – Stock Compensation”.

(2)

No performance units were granted to Mr. Heggemann in 2019 as he was promoted to his current role after the annual grant of performance units and at the time of the annual grant was not in the group of employees that receives performance units.

(3)	Mr. Callahan forfeited his 2019 grant of performance units upon his resignation on February 24, 2020.

For all Named Executive Officers, the target number of performance units awarded was calculated by dividing the target award date value of each Named Executive Officer’s respective award by $20.24, the closing price of our common stock on the Nasdaq Global Select Market on February 15, 2019, the last trading day prior to the date of the award.

For all Named Executive Officers, threshold award levels are one-half of the target award levels and maximum award levels are two times the target award levels.

Restricted Stock Units. In 2019, the granting of shares of time-based restricted stock units was specifically targeted toward the retention of our executives and key employees. Grants of restricted stock units have enabled us to attract and retain key employees by encouraging their ownership in our common stock. The award of restricted stock units is also designed to assist executives in satisfying our Company’s ownership guidelines with respect to our common stock. The number of restricted stock units awarded to an executive is based on the target dollar value of the amount of such executive’s long-term incentive compensation allocated to restricted stock units (i.e., 50% for all of our Named Executive Officers except for Mr. Heggemann in 2019 as he was not an executive officer at the time of the annual grant). That target dollar value is translated into a number of restricted stock units based on the fair value of the award, which is determined to be the closing price of our common stock on the Nasdaq Global Select Market on the date of the award (or, if the date of the award is not a trading day, the most recent trading day prior to the date of the award).

In 2019, restricted stock units awarded to our executive officers and all key employees contained a three-year service restriction. The entire restricted stock unit award remains subject to forfeiture until the third anniversary of the award. Upon the third anniversary of the award, the service restriction lifts, provided the recipient was an employee of our Company or any majority-owned subsidiary from the date of grant until the third anniversary of such date.

There are certain instances in which time-based service restrictions will lapse prior to the third anniversary:

●

The restricted stock units will vest immediately upon the occurrence of the recipient’s death, termination of employment as a result of disability or upon a change in control of our Company followed by an impermissible termination of employment.

●

If we terminate a recipient’s employment without cause, provided the restricted stock unit was awarded more than 18 months prior to termination of employment, such restricted stock units will pro-rata vest as to a percentage of the award determined by dividing the number of whole months of the recipient’s employment beginning on the date of grant by 36.

●

If a recipient retires from our Company after: (i) the age of 55 and with at least 10 years of full-time service; (ii) after age 60 with at least 5 years of full-time service; or (iii) the age of 65 with no minimum full-time service requirement, the time-based service restrictions will lapse and the restricted stock units will pro-rata vest as to a percentage of the grant determined by dividing the number of months of his or her employment since the date of the award by 36.

If a recipient is terminated for cause or voluntarily terminates his employment prior to the third anniversary of the date of award, the entire restricted stock unit award is forfeited regardless of when the termination of employment occurs in the three-year service period. The Committee believes that allowing for the lapse of time-based service restrictions prior to the third anniversary of the award is appropriate in the instances set forth above as such instances are largely life events outside of the control of the participants and, as such, do not conflict with the retention goals provided with the three-year service requirement.

In 2019, the Committee awarded restricted stock to all Named Executive Officers as follows:

Restricted Stock Units Awarded

Named Executive Officer	Restricted Stock Awarded (#)	Award Date Value ($)
Charles R. Gordon	55,583	$1,125,000
David F. Morris	16,057	325,000
Mark A. Menghini(1)	17,720	350,000
John L. Heggemann(2)	14,185	250,000
Stephen P. Callahan(3)	6,793	137,500

(1)

Mr. Menghini’s amount also includes an off-cycle grant of 10,309 restricted stock units, subject to a three-year cliff vesting schedule, which were awarded to him on September 4, 2019 in conjunction with a market adjustment to his compensation. The award date value of this grant was $200,000.

(2)

Mr. Heggemann’s amount also includes an off-cycle grant of 10,479 restricted stock units, subject to a three-year cliff vesting schedule, which were awarded to him on June 24, 2019 in conjunction with his appointment as Senior Vice President, Corporate Controller and Chief Accounting Officer. The award date value of this grant was $175,000.

(3)	Mr. Callahan forfeited his 2019 grant of restricted stock units upon his resignation on February 24, 2020.

All the above grants were made on February 18, 2019, with the exception of those two grants for Messrs. Heggemann and Menghini referenced in the above footnotes. For all Named Executive Officers, the number of restricted stock units awarded on February 18, 2019 was calculated by dividing the target award date value of each Named Executive Officer’s respective award by $20.24, the closing price of our common stock on the Nasdaq Global Select Market on February 15, 2019, the most recent trading day preceding the date of the award.

Stock Options. Historically, the Company has at times granted some portion of the long-term equity incentives in stock options or provided Named Executive Officers with the opportunity to elect that a portion of their long-term equity incentive be in the form of stock options. In 2019, no stock options were granted nor were our Named Executive Officers provided the opportunity to elect to receive a portion of their annual equity compensation in stock options as we had done in past years.

Other Benefits: Supplemental Benefits for Certain Executives. In order to provide a competitively attractive package to secure and retain executives, we supplement our standard benefit packages offered to all employees with the executive benefits listed below. The executives’ benefits packages are designed to assist the executives in providing for their own financial security in a manner that recognizes individual needs and preferences.

Deferred Compensation Plan. Executives may choose to defer up to specified maximum amounts of compensation by contributing those amounts to our nonqualified deferred compensation plan for key employees. The plan allows for base salary deferral up to 75% of base salary and bonus deferral of up to 100% of bonus amounts. Under the plan, we will match contributions equal to the first 3% of compensation at a 100% rate, and contributions equal to the next 2% of compensation at a 50% rate, when aggregated with any matching contributions made under our 401(k) Profit Sharing Plan (Company-matching payments were limited to a maximum aggregate amount of $11,200 per employee for 2019). Deferred account balances in the nonqualified deferred compensation plan are adjusted to match the performance of participant-selected indices, which mirror fund choices available under our 401(k) Profit Sharing Plan.

Account balances will accrue for each participant based on the amount of the participant’s deferrals into his or her account, the Company’s matching payments, if any, and the investment performance of his or her selected indices. Participants are at all times 100% vested in their deferrals, Company-matching payments and investment earnings. Participants generally will be paid their account balances after termination of their employment with our Company or on such other distribution date as they may elect. For our Named Executive Officers, however, no payments may be made from his or her account balance until the date that is six months following the date of termination of the Named Executive Officer’s employment.

During 2019, Messrs. Morris, Menghini and Callahan deferred $25,667, $35,547 and $18,488 of their compensation, respectively, under our nonqualified deferred compensation plan. We credited an additional $1,502 and $1,556 in Company-matching payments to Messrs. Menghini’s and Callahan’s accounts, respectively, in 2019.

Executive Disability Insurance. The Company provides a supplemental policy for executives pursuant to which the maximum monthly benefit under long-term disability is increased from $12,500 to 60% of the executive’s monthly cash compensation.

Other Benefits. While we provide all employees with life insurance benefits in an amount equal to two times the employee’s salary up to $500,000, we provide our Chief Executive Officer with $1.0 million in life insurance benefits.

Mr. Heggemann’s Overseas Assignment. From January 1, 2019 to June 23, 2019, Mr. Heggemann was on an overseas assignment in Dubai, UAE, serving as our Vice President – Operational Finance, Middle East and Asia Pacific. In connection with Mr. Heggemann’s time in Dubai in 2019, we either paid for or reimbursed Mr. Heggemann for $38,609 in housing and moving expenses, $6,250 in a vehicle allowance, $6,250 in a travel allowance, $2,500 in a cell phone allowance and $56,790 in educational expenses for Mr. Heggemann’s children. Additionally, we paid for or reimbursed Mr. Heggemann for $6,417 for airfare to repatriate his family back to the United States in connection with his promotion to Senior Vice President, Corporate Controller and Chief Accounting Officer. Finally, we paid $4,014 in tax preparation assistance and $20,673 in tax equalization payments for Mr. Heggemann. The intent of these tax equalization payments is such that Mr. Heggemann’s overall income tax burden remains relatively the same on all taxable income as if Mr. Heggemann had remained in the United States.

KEY 2020 COMPENSATION ACTIONS

We believe that the structure and form of our compensation program in 2019 struck the appropriate balance between attraction and retention, on the one hand, and pay for performance, on the other hand. We further believe that our compensation program in 2019 appropriately aligned the interests of our Named Executive Officers with those of our stockholders and rewarded the most relevant financial metrics (without over-rewarding any particular metric). As such, we have kept the structure and form of our compensation program for our Named Executive Officers intact and relatively unaltered for 2020, with the exception of certain changes we have made to our 2020 Annual Incentive Plan. Namely, our 2020 Annual Incentive Plan was amended to introduce a revenue growth multiplier to incentivize and reward profitable top-line growth; or, alternatively, deduct for failure to grow revenue by objective measures.

As a result of an annual executive compensation market analysis of our executive compensation relative to our peer group, as well as a recognition of individual performance and the increased responsibilities associated with the new roles of certain of our Named Executive Officers, there were modest base salary increases awarded to our Named Executive Officers in early 2020: Messrs. Gordon and Morris received 3.0% increases, and Messrs. Menghini and Heggemann received 5.0% increases. All target AIP percentages were held flat in 2020 with the exception or Mr. Menghini, whose target AIP was increased to 60% of his “plan eligible earnings”, as defined in the 2020 AIP. 2020 annual equity award values were held flat for Mr. Gordon and increased by approximately 15% for Mr. Morris. Mr. Menghini’s 2020 annual equity award value was increased by 33% as compared to his 2019 annual equity award, however, this was a result of the market compensation adjustment for Mr. Menghini discussed throughout this Compensation Discussion and Analysis. Likewise, Mr. Heggemann’s 2020 annual equity award value was increased by 33% as compared to his 2019 annual equity award, however, this is a result of Mr. Heggemann not yet being promoted into his current role at the time of the 2019 annual equity award.

COMPENSATION RELATED POLICIES

Underpinning our executive compensation philosophy are certain policies relating to compensation and equity ownership.

Policies Relating to Compensation

Section 162(m) Performance-Based Compensation. Prior to 2018, we generally structured incentive compensation to be deductible under Section 162(m) of the Code. Beginning in 2018, except for payments made pursuant to agreements in place as of November 2, 2017, any compensation payments in excess of $1 million to any Named Executive Officer will not be tax deductible by Aegion.

Policy on Recoupment of Incentive Compensation. Our Board of Directors has adopted a policy on recoupment of incentive compensation providing that if during any fiscal year there occurs a material misstatement or omission of financial information in our financial statements, our Board or the Committee may, in its discretion, recoup or cancel all or part of the incentive compensation provided to a responsible executive officer or key employee. For the purposes of the policy, incentive compensation includes any bonus, incentive payment, equity award or other compensation, including the amount of any annual salary increase or any gains realized on the exercise of stock options or sale of shares of our common stock received as incentive compensation. In addition to the recoupment of incentive compensation, our Board or the Committee may take such other actions as it deems necessary or appropriate to address the events that gave rise to the material misstatement or omission and to prevent its recurrence. Such actions may include, to the extent permitted by applicable law:

•	adjusting the future compensation of the executive officer or key employee;

•	terminating the employment of the executive officer or key employee; and

•	pursuing other legal remedies against the executive officer or key employee.

Each executive officer or key employee who receives incentive compensation pursuant to any of our incentive compensation plans is required to acknowledge in writing his or her agreement with the policy and understanding that any incentive compensation made to him or her is conditioned upon and subject to the policy.

We believe that by providing the Company with the appropriate power to recover incentive compensation paid to an executive officer, the Company demonstrates its commitment to strong corporate governance. This recoupment policy is in addition to any policies or recovery rights that are provided under applicable laws, including the Sarbanes-Oxley Act and the Dodd-Frank Act.

Policies Relating to Equity

In light of the significant portion of our executive compensation program that consists of equity-based compensation, we have adopted certain policies that help encourage stock ownership by our executives as well as protect the advantages, and mitigate against the risk, of equity holdings by our executives.

Stock Ownership Policy with Respect to Named Executive Officers. We have a policy with respect to the required stock ownership levels of certain highly compensated key employees, including our Named Executive Officers. The purpose of this policy is to ensure that the required stock ownership of these employees is commensurate with his or her duties and responsibilities, as measured on an annual basis. Under the policy, each of our Named Executive Officers, other than our Chief Executive Officer and Chief Financial Officer, is required to beneficially own, by no later than the third anniversary of the date he or she became subject to the policy (and to retain thereafter, until he or she is no longer subject to the policy), a minimum number of shares of our common stock that is equal in value to a multiple of his or her annual base salary. Our Chief Executive Officer and Chief Financial Officer shall have five years to meet the applicable minimum number of shares due to the more restrictive method for determining which shares count toward minimum share ownership. The minimum share ownership amount is recalculated annually as of January 1 based on the Named Executive Officer’s current annual base salary as of December 31 of the immediately preceding year. For each of our Named Executive Officers other than our Chief Executive Officer and Chief Financial Officer, the following forms of equity interest count towards the achievement of the required stock ownership: (i) shares of common stock purchased on the open market; (ii) shares of common stock owned jointly with or separately by spouses and/or children; (iii) shares of common stock purchased through our employee stock purchase program; (iv) shares of stock acquired upon stock option exercises; (v) deferred stock units; and (vi) unvested restricted stock units (but not unvested performance stock units). With respect to our Chief Executive Officer and Chief Financial Officer, only the forms of equity interest set forth in (i) through (v) in the immediately preceding sentence count toward the achievement of the required stock ownership.

Our stock ownership policy prohibits the sale or transfer of shares, other than shares used to pay applicable taxes and/or exercise price for stock options, until compliance with a minimum share ownership requirement is met. This prohibition applies during the three-year period or five-year period, as applicable, provided to individuals to achieve compliance after becoming subject to the policy as well as any time after such three-year period or five-year period, as applicable, in which an individual falls out of compliance (e.g., as a result of a decline in stock price).

The minimum number of shares is determined by dividing the base salary multiple by the average of the closing price of our common stock for the ten trading days prior to the applicable valuation date. The multiplier used in calculating the base salary multiple is assigned to each Named Executive Officer based on his or her responsibilities and duties and ranges from one to three times the Named Executive Officer’s annual base salary.

As of January 1, 2020, each of the Named Executive Officers has fulfilled the stock ownership requirements of this policy, as set forth below:

Named Executive Officer	Date Subject to Policy	Salary at December 31, 2019	Salary Multiplier	10-Day Average Closing Price	Required Share Ownership as of January 1, 2020		Actual Share Ownership as of January 1, 2020(1)
Charles R. Gordon	Oct. 6, 2014	$706,825	3x	$22.80	93,003		199,555
David F. Morris	July 25, 2006	462,000	2x	22.80	40,526		192,495
Mark A. Menghini	May 10, 2018	360,000	2x	22.80	31,579	(2)	43,128
John L. Heggemann	June 24, 2019	240,000	1x	22.80	10,526	(3)	16,471
Stephen P. Callahan	Nov. 9, 2015	312,500	2x	22.80	27,412	(4)	23,313

(1)	With respect to Messrs. Gordon and Morris, does not include unvested restricted stock units.

(2)

Mr. Menghini has until May 10, 2021 to be in compliance with the policy and, as such, there was no required share ownership as of January 1, 2020. However, as shown in the table, Mr. Menghini’s stock ownership was sufficient as of January 1, 2020 to be in compliance.

(3)

Mr. Heggemann has until June 24, 2022 to be in compliance with the policy and, as such, there was no required share ownership as of January 1, 2020. However, as shown in the table, Mr. Heggemann’s stock ownership was sufficient as of January 1, 2020 to be in compliance.

(4)

Mr. Callahan’s salary multiplier was increased from 1x to 2x on February 20, 2019. Absent his resignation on February 24, 2020, Mr. Callahan would have had until February 20, 2022 to be in compliance. As of January 1, 2020, Mr. Callahan was in compliance with the 1x salary multiplier applicable to him at that time.

Anti-Hedging Policy. In February 2012, our Board of Directors adopted an anti-hedging policy that prohibits officers, directors and employees from entering into hedging or monetization transactions involving our common stock. Prohibited transactions include, without limitation, zero-cost collars, forward sale contracts, purchase or sale of options, puts, calls, margin accounts, or other derivatives that are directly linked to our Company’s stock or transactions involving short sales of the Company’s stock. The Board adopted this policy to require officers, directors and employees to continue to own Company stock with the full risks and rewards of ownership, thereby ensuring continued alignment of their objectives with the Company’s other stockholders.

Anti-Pledging Policy. In July 2015, our Board of Directors amended the previously adopted anti-pledging policy. The amended policy prohibits any officer or director from pledging our common stock owned by such director or officer; provided that any pledges existing as of the amendment must be unwound and terminated prior to July 22, 2020. One executive officer has an existing pledge of shares of our common stock, as described in more detail in the footnotes of the table set forth under the heading “Information Concerning Certain Stockholders” beginning on page 66 below.

COMPENSATION COMMITTEE REPORT

The responsibilities of our Compensation Committee are provided in its charter, which has been approved by our Board of Directors.

In fulfilling its oversight responsibilities with respect to the Compensation Discussion and Analysis included in this Report, the Compensation Committee, among other things, has:

•	reviewed and discussed the Compensation Discussion and Analysis with management, and

•	in reliance on such review and discussions, approved the inclusion of such Compensation Discussion and Analysis in this Proxy Statement.

SUBMITTED BY THE COMPENSATION COMMITTEE

Phillip D. Wright, Chair      Stephen P. Cortinovis

Juanita H. Hinshaw

Notwithstanding anything set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding report shall not be deemed incorporated by reference in any such filings; provided, however, that the foregoing shall not apply  to our Annual Report on Form 10-K for the year ending December 31, 2019.

COMPENSATION IN LAST FISCAL YEAR

Summary Compensation Table

The following table sets forth information concerning compensation earned for the fiscal years ended December 31, 2019, 2018 and 2017, if applicable, for all persons who served as our principal executive officer or principal financial officer during 2019 and the three other most highly compensated executive officers of our Company who were serving as executive officers of the Company at December 31, 2019 (collectively, the “Named Executive Officers”):

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Award ($)(2)(3)		Non-Equity Incentive Plan Compensation ($)(1)(4)	All Other Compensation ($)(5)	Total ($)
Charles R. Gordon President and Chief Executive Officer	2019 2018 2017	$700,284 682,053 664,625	— — —	$2,438,426 2,021,150 1,945,103	(6) (7) (8)	$612,305 0 0	$23,771 23,571 23,371	$3,774,786 2,726,774 2,633,099
David F. Morris Executive Vice President and Chief Financial Officer	2019 2018 2017	$457,000 429,258 399,520	— — —	$704,427 1,156,874 722,467	(6) (7) (8)	$280,153 102,656 0	$16,885 16,685 16,485	$1,458,465 1,705,473 1,138,472
Mark A. Menghini (9) Senior Vice President, General Counsel and Secretary	2019 2018 2017	$342,771 304,576 —	— — —	$525,122 301,904 —	(6)	$171,522 54,161 —	$12,849 12,649 —	$1,052,431 673,290 —
John L. Heggemann (10) Senior Vice President, Corporate Controller and Chief Accounting Officer	2019 2018 2017	$204,601 — —	— — —	$250,000 — —	(6)	$84,754 — —	$156,735 — —	$696,090 — —
Stephen P. Callahan (11) Former Senior Vice President, Global Human Resources and HS&E	2019 2018 2017	$308,125 288,720 265,000	— — —	$298,019 252,644 225,642	(6) (7) (8)	$135,355 49,162 0	$15,904 15,704 11,553	$757,403 606,260 502,195

(1)	Includes amounts earned but deferred at the election of the executive officer under our 401(k) Profit Sharing Plan and our nonqualified deferred compensation plan.

(2)

Represents the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. For a discussion regarding the valuation of our stock awards for financial statement reporting purposes, please refer to Note 10, “Equity-Based Compensation,” in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K filed on March 2, 2020.

(3)	Stock Awards: These amounts do not necessarily reflect the actual economic value received by our Named Executive Officers.

(4)

These amounts represent bonuses awarded in 2017, 2018 and 2019 under our Management Annual Incentive Plan, including any discretionary amounts awarded by Mr. Gordon, and approved by our Compensation Committee, to our Named Executive Officers.

(5)

For Mr. Gordon, includes the following amounts paid or accrued in 2019: (a) $11,200 in employer-matching payments under our 401(k) Profit Sharing Plan; (b) $6,438 in term life insurance premiums; and (c) $6,133 in executive disability insurance premiums. For all other Named Executive Officers, represents the following amounts paid or accrued in 2019: Mr. Morris, $11,200 in employer-matching payments under our 401(k) Profit Sharing Plan, $498 in term life insurance premiums and $5,187 in executive disability insurance premiums; Mr. Menghini, $11,200 in employer-matching payments under our 401(k) Profit Sharing Plan and nonqualified deferred compensation plan, $498 in term life insurance premiums and $1,151 in executive disability insurance premiums; Mr. Heggemann, $8,318 in employer-matching payments under our 401(k) Profit Sharing Plan, $497 in term life insurance premiums, the following expenses in connection with Mr. Heggemann’s overseas assignment from January 1, 2019 to June 23, 2019: (i) $38,609 in housing and moving expenses; (ii) $20,673 in tax equalization payments; (iii) $6,250 in a vehicle allowance; (iv) $6,250 in a travel allowance; (v) 2,500 in an allowance for personal cell phone; (vi) $6,417 for airfare for Mr. Heggemann and his family when repatriating back to the United States; (vii) $56,790 for educational expenses for Mr. Heggemann’s children; and (viii) $4,014 in tax preparation assistance; and Mr. Callahan, $11,200 in employer-matching payments under 401(k) Profit Sharing Plan and nonqualified deferred compensation plan, $498 in term life insurance premiums and $4,206 in executive disability insurance premiums

(6)

Includes the grant date fair value of performance units awarded in 2019, the grant date fair value of the annual awards of restricted stock units in 2019, and the grant date fair value of the off-cycle awards of restricted stock units granted to Messrs. Heggemann and Menghini in 2019 in conjunction with Mr. Heggemann’s appointment as Senior Vice President, Corporate Controller and Chief Accounting Officer and a market adjustment in Mr. Menghini’s compensation, respectively. All such awards of restricted stock units are subject to forfeiture if the Named Executive Officer’s employment terminates prior to the end of a three-year service period. See footnote (2) above and the Grants of Plan-Based Awards table for additional detail on the Grant Date Fair Value of all awards.

(7)

Includes the grant date fair value of performance units awarded in 2018, the grant date fair value of the annual awards of restricted stock units in 2018, and the grant date fair value of the off-cycle awards of restricted stock units granted to Messrs. Morris and Menghini in 2018 in conjunction with their appointments as Chief Financial Officer and General Counsel, respectively. All such awards of restricted stock units are subject to forfeiture if the Named Executive Officer’s employment terminates prior to the end of a three-year service period, with the exception of Mr. Morris’ off-cycle restricted stock unit award, which is subject to forfeiture if Mr. Morris’ employment terminates prior to the end of a five-year service period. See footnote (2) above for additional detail on the Grant Date Fair Value of all awards.

(8)

Includes the grant date fair value of performance units awarded in 2017 and the grant date fair value of the annual awards of restricted stock units granted to each of our Named Executive Officers in 2017. All such awards of restricted stock units are subject to forfeiture if the Named Executive Officer’s employment terminates prior to the end of a three-year service period. See footnote (2) above for additional detail on the Grant Date Fair Value of all awards.

(9)	Mr. Menghini became an executive officer of the Company on April 17, 2018.

(10)	Mr. Heggemann became an executive officer of the Company on June 24, 2019.

(11)	On February 24, 2020, Mr. Callahan resigned as Senior Vice President, Global Human Resources and HS&E.

Grants of Plan-Based Awards

The following table sets forth information concerning grants of plan-based awards for the fiscal year ended December 31, 2019 for our Named Executive Officers:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)	Options (#)	Awards ($/Sh)	Awards ($)

Charles R. Gordon	02/18/2019 (1)	–	–	–	–	55,583	–	–	–	–	$1,125,000
	02/18/2019 (2)	–	–	–	27,792	55,583	111,166	–	–	–	1,313,426

David F. Morris	02/18/2019 (1)	–	–	–	–	16,057	–	–	–	–	325,000
	02/18/2019 (2)	–	–	–	8,029	16,057	32,114	–	–	–	379,427

Mark A. Menghini	02/18/2019 (1)	–	–	–	–	7,411	–	–	–	–	150,000
	02/18/2019 (2)	–	–	–	3,706	7,411	14,822	–	–	–	175,122
	09/04/2019 (3)	–	–	–	–	10,309	–	–	–	–	200,000

John L. Heggemann	02/18/2019 (1)	–	–	–	–	3,706	–	–	–	–	75,000
	06/24/2019 (4)	–	–	–	–	10,479	–	–	–	–	175,000

Stephen P. Callahan (5)	02/18/2019 (1)	–	–	–	–	6,793	–	–	–	–	137,500
	02/18/2019 (2)	–	–	–	3,397	6,793	13,586	–	–	–	160,519

(1)

Represents the number of shares of time-based restricted stock units awarded on February 18, 2019. “Grant Date Fair Value” is the number of shares issued to the recipient multiplied by the Grant Date stock price of $20.24.

(2)

Represents number of performance units issued to the recipient at “Threshold”, “Target” and “Maximum” performance levels. “Grant Date Fair Value” is the grant date fair value of performance units awarded in 2019, based on a Monte-Carlo valuation of the TSR portion of each award on the date of grant determined under FASB ASC 718. Please refer to Note 11, “Equity-Based Compensation,” in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K filed on March 2, 2020 for a discussion regarding the valuation of our stock awards.

(3)

Represents the number of shares of time-based restricted stock units awarded to Mr. Menghini on September 4, 2019. “Grant Date Fair Value” is the number of shares issued to Mr. Menghini multiplied by the Grant Date stock price of $19.40.

(4)

Represents the number of shares of time-based restricted stock units awarded to Mr. Heggemann on June 24, 2019. “Grant Date Fair Value” is the number of shares issued to Mr. Heggemann multiplied by the Grant Date stock price of $16.70.

(5)	Due to Mr. Callahan’s resignation, all awards granted to him in 2019 were forfeited.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning outstanding equity awards, as of the fiscal year ended December 31, 2019, held by our Named Executive Officers:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(1)	Market Value of Shares or Units of Stock that Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($)(4)

Charles R. Gordon	—	—	—	—	—	134,985	$3,019,614	—	—
	—	—	—	—	—	—	—	117,010	$2,617,513

David F. Morris	—	—	—	—	—	64,460	1,441,970	—	—
	—	—	—	—	—	—	—	36,950	826,572

Mark A. Menghini	—	—	—	—	—	30,071	672,688	—	—
	—	—	—	—	—	—	—	13,139	293,919

John L. Heggemann	—	—	—	—	—	15,842	354,386	—	—

Stephen P. Callahan	—	—	—	—	—	16,962	379,440	—	—
	—	—	—	—	—	—	—	14,600	326,602

(1)

Represents the number of shares of restricted stock units awarded and outstanding at fiscal year-end as follows: Mr. Gordon, 55,583 restricted stock units awarded on February 18, 2019, 41,425 restricted stock units awarded on February 19, 2018 and 37,977 restricted stock units awarded on February 22, 2017; Mr. Morris, 16,057 restricted stock units awarded on February 18, 2019, 20,834 restricted stock units awarded on April 23, 2018, 13,463 restricted stock units awarded on February 19, 2018 and 14,106 restricted stock units awarded on February 22, 2017; Mr. Menghini, 10,309 restricted stock units awarded on September 4, 2019, 7,411 restricted stock units awarded on February 18, 2019, 4,825 restricted stock units awarded on May 10, 2018, 3,728 restricted stock units awarded on February 19, 2018, 3,798 restricted stock units awarded on February 22, 2017; Mr. Heggemann, 10,479 restricted stock units awarded on June 24, 2019, 3,706 restricted stock units awarded on February 18, 2019 and 1,657 restricted stock units awarded on February 19, 2018; and Mr. Callahan, 6,793 restricted stock units awarded on February 18, 2019, 5,178 restricted stock unite awarded on February 19, 2018 and 4,991 restricted stock units awarded on February 22, 2017.

(2)	Represents the value of restricted stock units calculated on the basis of the closing price of our common stock on The Nasdaq Global Select Market on December 31, 2019 ($22.37 per share).

(3)

Represents the number of performance units granted in 2017 that were distributed on February 17, 2020, as adjusted to reflect the Company’s actual achievement (or non-achievement) of performance metrics during the period January 1, 2017 through December 31, 2019. Also represents the number of performance units granted in 2018 and 2019 that, as of December 31, 2019, may potentially vest if three-year target performance goals are met.

(4)

Represents the value of performance units calculated on the basis of the closing price of our common stock on The Nasdaq Global Select Market on December 31, 2019 ($22.37 per share) multiplied by (a) the number of performance units that were distributed on February 17, 2020 with respect to the 2017 performance unit grant (based on the Company’s actual achievement of performance metrics during the period January 1, 2017 through December 31, 2019), plus (b) the number of performance units that, as of December 31, 2019, may potentially vest for the performance units granted in 2018 and 2019 if the target performance goal is met.

Option Exercises and Stock Vested

The following table sets forth information regarding options exercised by our Named Executive Officers and the vesting of stock awards previously granted to our Named Executive Officers during the fiscal year ended December 31, 2019:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Charles R. Gordon	—	—	143,175	$2,915,516
David F. Morris	39,663	$111,056	24,695	506,384
Mark A. Menghini	—	—	10,340	212,560
John L. Heggemann	—	—	949	19,460
Stephen P. Callahan	—	—	9,498	194,761

(1)

Reflects the difference between the market price on the date of exercise and the exercise price. Mr. Morris exercised 39,663 options on February 21, 2019, at an average market price of $20.91 and an exercise price of $18.11.

(2)

Reflects the number of shares vesting multiplied by the market price on the date of the lapse of time-based restrictions. The restricted stock, restricted stock unit and performance unit grants were made pursuant to the terms of our 2013 Employee Equity Incentive Plan. Mr. Gordon had 76,686 shares of restricted stock vest on October 8, 2019 with a share price of $20.24 for a FMV of $1,552,125; 28,112 performance units vest on February 19, 2019 with a share price of $20.24 for a FMV of $568,987 and 38,377 restricted stock units vest on February 24, 2019 with a share price of $20.70 for a FMV of $794,404; Mr. Morris had 10,441 performance units vest on February 19, 2019 with a share price of $20.24 for a FMV of $211,326 and 14,254 restricted stock units vest on February 24, 2019 with a share price of $20.70 for a FMV of $295,058; Mr. Menghini had 3,213 performance units vest on February 19, 2019 with a share price of $20.24 for a FMV of $65,031 and 7,127 restricted stock units vest on February 24, 2019 with a share price of $20.70 and a FMV of $147,529; Mr. Heggemann had 401 performance units vest on February 19, 2019 with a share price of $20.24 for a FMV of $8,116 and 548 restricted stock units vest on February 24, 2019 with a share price of $20.70 for a FMV of $11,344; and Mr. Callahan had 4,016 performance units vest on February 19, 2019 with a share price of $20.24 for a FMV of $81,284 and 5,482 restricted stock units vest on February 24, 2019 with a share price of $20.70 for a FMV of $113,477.

Nonqualified Deferred Compensation

Executive officers may choose to defer up to specified maximum amounts of compensation by contributing those amounts to our nonqualified deferred compensation plan for key employees. For 2019, the plan allowed for base salary deferral up to 75% of base salary, and bonus deferral of up to 100% of bonus amounts. Under the plan, we will match contributions equal to the first 3% of compensation at a 100% rate, and contributions equal to the next 2% of compensation at a 50% rate, when aggregated with any matching contributions made under our 401(k) Profit Sharing Plan (Company-matching payments were limited to a maximum aggregate amount of $11,200 per employee for 2019). Deferred account balances in the nonqualified deferred compensation plan are adjusted to match the performance of participant-selected indices, which mirror fund choices available under our 401(k) Profit Sharing Plan. In connection with this plan, the Company established a Rabbi Trust to fund the Company’s promise to pay deferred compensation account balances contributed to by participants in the plan. This trust becomes fully funded upon a change in control. We amended the plan (effective January 1, 2018) to include non-employee directors as eligible participants with respect to the cash component of the compensation paid to our non-employee directors.

Account balances will accrue for each participant based on the amount of the participant’s deferrals into the account, the Company’s matching payment, if any, and the investment performance of his or her selected indices. Participants are at all times 100% vested in their deferrals, Company-matching payments and investment earnings. Employee participants generally will be paid their account balances after termination of their employment with our Company or on such other distribution date as they may elect. For Named Executive Officers, however, no payments may be made from his or her account balance until a date that is at least six months following the date of termination of the Named Executive Officer’s employment.

During 2019, Messrs. Morris, Menghini and Callahan deferred $25,667, $35,547 and $18,488 of their compensation, respectively, under our nonqualified deferred compensation plan. We credited an additional $1,502 and $1,556 in Company-matching payments to Messrs. Menghini’s and Callahan’s accounts, respectively, in 2019.

The following table sets forth information concerning contributions, Company-matching payments, earnings and balances under our nonqualified deferred contribution plan for our Named Executive Officers:

Name(1)	Executive Contribution in Last FY ($)(2)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings/(Losses) in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

David F. Morris	$25,667	—	$285,308	—	$1,295,337
Mark A. Menghini	35,547	1,502	59,250	—	269,500
Stephen P. Callahan	18,488	$1,556	30,579	—	145,852

(1)	Messrs. Gordon and Heggemann have not participated in our nonqualified deferred contribution plan.

(2)

Named Executive Officer contributions and registrant payments also are reported in the “Salary”, “Non-Equity Incentive Plan Compensation” and “Other Compensation” columns of the Summary Compensation Table.

(3)	Amounts credited do not constitute above-market earnings.

Severance, Change in Control and Termination

Severance

Effective December 21, 2018, our Board of Directors approved an amended severance policy (the “2018 Severance Policy”). Mr. Gordon is not subject to the 2018 Severance Policy as his severance is addressed under the terms of his 2014 offer letter. Under the terms of the 2018 Severance Policy, in the event of a qualifying severance event, Messrs. Morris, Menghini and Callahan would be entitled to 18 months’ severance (base salary and benefits continuation); and Mr. Heggemann would be entitled to 12 months’ severance (base salary and benefits continuation). Under the 2018 Severance Policy, severance is paid out over the course of the severance period (rather than a lump sum) and the employee must sign a separation agreement to qualify. In the event of a termination for cause, the employee is not eligible for severance.

The Severance Policy would apply if a Named Executive Officer in good standing with our Company is involuntarily terminated as a result of a reduction in force or position elimination, where a comparable position is not available, and the Named Executive Officer has completed a minimum of six months’ continuous service time.

Our Company does not offer change in control tax gross-up provisions.

Under his offer letter, if Mr. Gordon is terminated for any reason other than for “Cause” (as defined in his offer letter), Mr. Gordon would receive severance benefits equal to 24 months of his then current base salary and 24 months of the monthly cost of health, dental, vision, life, long-term disability and accidental insurance then provided by us. The payments are in lieu of payments that would have been due Mr. Gordon under the 2018 Severance Policy. Any severance payments made pursuant to Mr. Gordon’s offer letter are conditioned upon certain representations, warranties, covenants and agreements to be made by Mr. Gordon, including, but not limited to, covenants of confidentiality, non-solicitation and non-competition and a release of all claims.

Change in Control and Termination

Continuity Agreements. The Company has entered into Change in Control Severance Agreements (the “Continuity Agreements”) with each of Messrs. Gordon, Morris, Menghini, Heggemann and Callahan.

Upon such a termination, the Continuity Agreements provide, among other things, for the following benefits:

•	A lump-sum payment of the executive’s accrued but unpaid base salary, accrued vacation pay and other items earned and owed to the executive through and including the effective date of termination;
•	A lump-sum payment of a pro-rated portion of the executive’s annual target bonus opportunity;
•

A lump-sum payment of a specified multiple, which is 2.99 for Mr. Gordon, 1.99 for Messrs. Morris, Menghini and Callahan and 1.0 for Mr. Heggemann, of the executive’s base salary and annual target bonus opportunity;

•	Continuation of health, dental and vision insurance coverage after termination for 36 months for Mr. Gordon, 24 months for Messrs. Morris, Menghini and Callahan and 12 months for Mr. Heggemann; and
•	Up to $15,000 in executive outplacement services.

Each of the Change in Control Agreements provide for a “double trigger” such that benefits are only payable if there is a change in control (as defined in the Change in Control Agreements) followed, within 24 months after the change in control, by involuntary termination without cause (as defined in the Change in Control Agreements) or voluntary termination for good reason (as defined in the Change in Control Agreements).

Any severance payments made pursuant to the Change in Control Agreements are conditioned upon certain representations, warranties, covenants and agreements, including, but not limited to, covenants of confidentiality, non-solicitation and non-competition and a release of all claims.

Equity-Based Incentives. Since 2013, our equity award agreements, including those for restricted stock units and performance units, include a double trigger such that the outstanding unvested equity awards will immediately vest only upon a change in control followed by an involuntary termination without cause or a voluntary termination for good reason. In such case, performance units will vest at target.

If we were to terminate any Named Executive Officer’s employment without cause, the service restrictions on any restricted stock units awarded more than 18 months prior to such termination would vest as to a percentage of the award determined by dividing (i) the number of whole months of the Named Executive Officer’s employment beginning on the date of the award through the date of termination (provided that the number of whole months is at least 18) by (ii) 36. With respect to the award of 20,834 restricted stock units granted to Mr. Morris on April 23, 2018, the entire amount of the grant would vest upon a termination of Mr. Morris without cause at any time. A termination of any Named Executive Officer’s employment without cause does not result in any vesting of performance units and all such awards would be forfeited, unless the underlying performance period has been completed and the Compensation Committee has yet to certify that the underlying performance goals have been achieved.

If any Named Executive Officer meets the definition of retirement as set out in the restricted stock unit award agreements, the service restrictions on any restricted stock units would vest as to a percentage of the award determined by dividing (i) the number of whole months of the Named Executive Officer’s employment beginning on the date of the award through the date of termination by (ii) 36. With respect to the award of 20,834 restricted stock units granted to Mr. Morris on April 23, 2018, there is no provision for early vesting upon retirement.

Upon death or disability of a Named Executive Officer, the award agreements in connection with all restricted stock unit awards provide that all restricted stock units will immediately vest. However, the award agreements in connection with our performance unit awards granted in 2017, 2018 and 2019 provide that, upon death, disability or retirement (each as defined in the agreement) the performance units governed by such award agreement will vest to the extent that the three-year performance goals are met, but reduced pro rata to a percentage of that amount determined by dividing (i) the number of whole months of the participant’s employment with the Company or a subsidiary thereof during the performance period by (ii) 36.

Potential Post-Employment Payments as of December 31, 2019

The following tables show the potential payments and benefits due to each Named Executive Officer, who remained an executive officer of our Company as of December 31, 2019, under various employment termination events and under the terms of the Severance Policy, Mr. Gordon’s 2014 offer letter and the applicable Continuity Agreement, as the case may be. These post-employment amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to our Named Executive Officers. The assumptions used in preparation of these tables are consistent with the payments and benefits described above as well as the following assumptions:

•	A termination date of December 31, 2019.

•	A value of $22.37 per share used for the value of our common stock, which was the closing price of our common stock on December 31, 2019.

Charles R. Gordon - President and Chief Executive Officer

Type of Payment	Involuntary Termination without Cause		Involuntary Termination without Cause after a Change in Control		Voluntary Termination for Good Reason after a Change in Control		Retirement		Death		Disability
Severance Compensation	$ 1,413,650		$ 4,933,639		$ 4,933,639		—		—		—
Medical, Dental, Vision, Life, Disability	55,930		41,758		41,758		—		—		—
Outplacement Services	—		15,000		15,000		—		—		—
Unvested Restricted Stock Units	1,714,034	(1)	3,019,614	(2)	3,019,614	(2)	$ 1,714,034	(3)	$ 3,019,614	(2)	$ 3,019,614	(2)
Performance Units	1,479,708	(1)	3,019,614	(4)	3,019,614	(4)	1,479,708	(5)	1,479,708	(5)	1,479,708	(5)
Total	$ 4,663,322		$ 11,029,625		$ 11,029,625		$ 3,193,742		$ 4,499,322		$ 4,499,322

(1)

Mr. Gordon would meet the definition of “Retirement” in each of his equity award agreements in the event of an involuntary termination without cause. Therefore, in such case, the number of unvested restricted stock units immediately vesting is 76,622 and the number of performance units immediately vesting is 66,147. The 66,147 performance units that would immediately vest include: (a) 20,002 performance units, which is calculated based upon Mr. Gordon’s 2017 performance unit grant of 37,977 shares vesting at 52.67% due to the TSR metric (75%) missing the target goal (70.23% pay out), while the threshold goal for the ROIC metric (25%) was not achieved for the period from January 1, 2017 through December 31, 2019; (b) 27,617 performance units, which is equal to the target number of performance units granted in 2018 (i.e., that relate to the 2018-2020 performance period) multiplied by the number of whole months of Mr. Gordon’s employment with the Company during the performance period (i.e., 24 months) divided by the total months in the performance period (i.e., 36 months), assuming ROIC and TSR metrics are achieved at target; and (c) 18,528 performance units, which is equal to the target number of performance units granted in 2019 (i.e., that relate to the 2019-2021 performance period) multiplied by the number of whole months of Mr. Gordon’s employment with the Company during the performance period (i.e., 12 months) divided by the total months in the performance period (i.e., 36 months), assuming ROIC and TSR metrics are achieved at target.

(2)

The number of shares of unvested restricted stock immediately vesting upon an involuntary termination without cause after a change of control, voluntary termination for good reason after a change in control, death or disability is 134,985.

(3)	The number of shares of unvested restricted stock immediately vesting upon retirement is 76,622.

(4)

The number of unvested performance units immediately vesting upon an involuntary termination without cause after a change of control or voluntary termination for good reason after a change in control is 134,985, which represents 100% “target” value for Mr. Gordon’s 2017, 2018 and 2019 performance unit grants.

(5)	Calculated in the same manner as set forth in footnote (1) above.

David F. Morris - Executive Vice President and Chief Financial Officer

Type of Payment	Involuntary Termination without Cause		Involuntary Termination without Cause after a Change in Control		Voluntary Termination for Good Reason after a Change in Control		Retirement		Death		Disability
Severance Compensation	$693,000		$1,886,346		$1,886,346		—		—		—
Medical and Dental Benefits	15,005		20,007		20,007		—		—		—
Outplacement Services	15,000		15,000		15,000		—		—		—
Unvested Restricted Stock Units	1,047,900	(1)	1,441,970	(2)	1,441,970	(2)	$581,844	(3)	$1,441,970	(2)	$1,441,970	(2)
Performance Units	486,704	(1)	975,914	(4)	975,914	(4)	486,704	(5)	486,704	(5)	486,704	(5)
Total	$2,257,609		$4,339,237		$4,339,237		$1,068,548		$1,928,674		$1,928,674

(1)

In the event of an involuntary termination without cause, Mr. Morris would meet the definition of “Retirement” in each of his equity award agreements other than with the agreement governing the 20,834 restricted stock units granted to Mr. Morris on April 23, 2018, which agreement does not contain any provision for early vesting on retirement. However, with respect to such 20,834 restricted stock units, the governing agreement provides that the all 20,834 restricted stock units would vest upon an involuntary termination without cause. As a result of the foregoing, in the event of an involuntary termination without cause, the number of unvested restricted stock units immediately vesting is 46,844 and the number of performance units immediately vesting is 21,757. The 21,757 performance units that would immediately vest include: (a) 7,430 performance units, which is calculated based upon Mr. Morris’ 2017 performance unit grant of 14,106 shares vesting at 52.67% due to the TSR metric (75%) missing the target goal (70.23% pay out), while the threshold goal for the ROIC metric (25%) was not achieved for the period from January 1, 2017 through December 31, 2019; (b) 8,975 performance units, which is equal to the target number of performance units granted in 2018 (i.e., that relate to the 2018-2020 performance period) multiplied by the number of whole months of Mr. Morris’ employment with the Company during the performance period (i.e., 24 months) divided by the total months in the performance period (i.e., 36 months), assuming ROIC and TSR metrics are achieved at target; and (c) 5,352 performance units, which is equal to the target number of performance units granted in 2019 (i.e., that relate to the 2019-2021 performance period) multiplied by the number of whole months of Mr. Morris’ employment with the Company during the performance period (i.e., 12 months) divided by the total months in the performance period (i.e., 36 months), assuming ROIC and TSR metrics are achieved at target.

(2)

The number of shares of unvested restricted stock immediately vesting upon an involuntary termination without cause after a change of control, voluntary termination for good reason after a change in control, death or disability is 64,460.

(3)	The number of shares of unvested restricted stock immediately vesting upon retirement is 26,010.

(4)

The number of unvested performance units immediately vesting upon an involuntary termination without cause after a change of control or voluntary termination for good reason after a change in control is 43,626, which represents 100% “target” value for Mr. Morris’ 2017, 2018 and 2019 performance unit grants.

(5)	Calculated in the same manner as set forth in footnote (1) above.

Mark A. Menghini - Senior Vice President, General Counsel and Secretary

Type of Payment	Involuntary Termination without Cause		Involuntary Termination without Cause after a Change in Control		Voluntary Termination for Good Reason after a Change in Control		Retirement	Death		Disability
Severance Compensation	$540,000		$1,308,420		$1,308,420		—	—		—
Medical and Dental Benefits	11,453		15,271		15,271		—	—		—
Outplacement Services	15,000		15,000		15,000		—	—		—
Unvested Restricted Stock Units	188,176	(1)	672,688	(2)	672,688	(2)	(3)	$672,688	(2)	$672,688	(2)
Performance Units	44,740	(1)	334,141	(4)	334,141	(4)	(3)	155,606	(5)	115,606	(5)
Total	$799,369		$2,345,520		$2,345,520		—	$828,294		$828,294

(1)

The number of shares of unvested restricted stock immediately vesting upon an involuntary termination without cause is 8,412. The number of performance units immediately vesting upon an involuntary termination without cause is 2,000 shares, which is calculated based upon Mr. Menghini’s 2017 performance unit grant of 3,798 shares vesting at 52.67% due to the TSR metric (75%) missing the target goal (70.23% pay out), while the threshold goal for the ROIC metric (25%) was not achieved for the period from January 1, 2017 through December 31, 2019.

(2)

The number of shares of unvested restricted stock units immediately vesting upon an involuntary termination without cause after a change of control, voluntary termination for good reason after a change in control, death or disability is 30,071.

(3)	As of December 31, 2019, Mr. Menghini did not meet the definition of “retirement” in the various award agreements.

(4)

The number of unvested performance units immediately vesting upon an involuntary termination without cause after a change of control or voluntary termination for good reason after a change in control is 14,937, which represents 100% “target” value for Mr. Menghini’s 2017, 2018 and 2019 performance unit grants.

(5)

Represents 52.67% of the 2017-2019 performance units granted to Mr. Menghini, or 2,000 performance units. As described above, with respect to the 2017-2019 performance units granted to all Named Executive Officers, such performance units vested as a result of the TSR metric (weighted at 75%) missing the target goal for the period from January 1, 2017 to December 31, 2019, while the ROIC metric (weighted at 25%) was not achieved for the period from January 1, 2017 to December 31, 2019.

Also represents two-thirds, which is equal to the number of whole months of Mr. Menghini’s employment with the Company during the performance period (i.e., 24) divided by 36, of the performance units granted in 2018 (i.e., that relate to the 2018-2020 performance period), or 2,485 performance units. Assumes ROIC and TSR metrics are achieved at target.

Also represents one-third, which is equal to the number of whole months of Mr. Menghini’s employment with the Company during the performance periods (i.e., 12) divided by 36, of the target performance unit award for the performance units granted in 2019 (i.e., that relate to the 2019-2021 performance period), or 2,470 performance units. Assumes ROIC and TSR metrics are achieved at target.

John L. Heggemann - Senior Vice President, Corporate Controller and Chief Accounting Officer

Type of Payment	Involuntary Termination without Cause		Involuntary Termination without Cause after a Change in Control		Voluntary Termination for Good Reason after a Change in Control		Retirement	Death		Disability
Severance Compensation	$240,000		$432,000		$432,000		—	—		—
Medical and Dental Benefits	11,603		11,603		11,603		—	—		—
Outplacement Services	10,000		15,000		15,000		—	—		—
Unvested Restricted Stock Units	41,550	(1)	374,386	(2)	374,386	(2)	(3)	$373,275	(4)	$373,275	(4)
Performance Units	—		—		—		(3)	—		—
Total	$303,153		$832,989		$832,989		—	$373,275		$373,275

(1)

The number of shares of unvested restricted stock immediately vesting upon an involuntary termination without cause is 1,013. Additionally, upon an involuntary termination without cause, a long-term cash award granted in February 2017 would vest at a value of $18,889.

(2)

The number of shares of unvested restricted stock immediately vesting upon an involuntary termination without cause after a change of control or voluntary termination for good reason after a change in control is 15,842. Additionally, upon an involuntary termination without cause after a change of control or voluntary termination for good reason after a change in control, a long-term cash award granted in February 2017 would vest at a value of $20,000.

(3)	As of December 31, 2019, Mr. Heggemann did not meet the definition of “retirement” in the various award agreements.

(4)

The number of shares of unvested restricted stock immediately vesting upon death or disability is 15,842. Additionally, upon death or disability, a long-term cash award granted in February 2017 would vest at a value of $18,889.

Stephen P. Callahan – Former Senior Vice President – Global Human Resources and HS&E

Type of Payment	Involuntary Termination without Cause		Involuntary Termination without Cause after a Change in Control		Voluntary Termination for Good Reason after a Change in Control		Retirement	Death		Disability
Severance Compensation	$468,750		$1,089,063		$1,089,063		—	—		—
Medical and Dental Benefits	20,724		27,632		27,632		—	—		—
Outplacement Services	15,000		15,000		15,000		—	—		—
Unvested Restricted Stock Units	176,231	(1)	379,440	(2)	379,440	(2)	(3)	$379,440	(2)	$379,440	(2)
Performance Units	58,811	(1)	379,440	(4)	379,440	(4)	(3)	186,678	(5)	186,678	(5)
Total	$739,516		$1,890,575		$1,890,575		—	$566,118		$566,118

(1)

The number of shares of unvested restricted stock immediately vesting upon an involuntary termination without cause is 7,878. The number of performance units immediately vesting upon an involuntary termination without cause is 2,629 shares, which is calculated based upon Mr. Callahan’s 2017 performance unit grant of 4,991 shares vesting at 52.67% due to the TSR metric (75%) missing the target goal (70.23% pay out), while the threshold goal for the ROIC metric (25%) was not achieved for the period from January 1, 2017 through December 31, 2019.

(2)

The number of shares of unvested restricted stock/restricted stock units immediately vesting upon an involuntary termination without cause after a change of control, voluntary termination for good reason after a change in control, death or disability is 16,962.

(3)	As of December 31, 2019, Mr. Callahan did not meet the definition of “retirement” in the various award agreements.

(4)

The number of unvested performance units immediately vesting upon an involuntary termination without cause after a change of control or voluntary termination for good reason after a change in control is 16,962, which represents all outstanding performance unit awards vesting at “target” value.

(5)

Represents 52.67% of the 2017-2019 performance units granted to Mr. Callahan, or 2,629 performance units. As described above, with respect to the 2017-2019 performance units granted to all Named Executive Officers, such performance units vested as a result of the TSR metric (weighted at 75%) missing the target goal for the period from January 1, 2017 to December 31, 2019, while the ROIC metric (weighted at 25%) was not achieved for the period from January 1, 2017 to December 31, 2019.

Also represents two-thirds, which is equal to the number of whole months of Mr. Callahan’s employment with the Company during the performance period (i.e., 24) divided by 36, of the performance units granted in 2018 (i.e., that relate to the 2018-2020 performance period), or 3,452 performance units. Assumes ROIC and TSR metrics are achieved at target.

Also represents one-third, which is equal to the number of whole months of Mr. Callahan’s employment with the Company during the performance periods (i.e., 12) divided by 36, of the target performance unit award for the performance units granted in 2019 (i.e., that relate to the 2019-2021 performance period), or 2,264 performance units. Assumes ROIC and TSR metrics are achieved at target.

Pay Ratio Disclosure

For 2019, the Committee reviewed a comparison of the annual total compensation of the Company’s principal executive officer, Mr. Gordon, to the annual total compensation of our median employee, who was identified in October 2017. Annual total compensation for both individuals was calculated in accordance with Item 402(c)(2)(x) of SEC Regulation S-K. In 2019, annual total compensation for Mr. Gordon was $3,774,786, and for our median employee $78,262, resulting in a ratio of approximately 48:1. We identified the median employee in 2017 by examining 2017 base wages for all individuals, excluding Mr. Gordon, who were employed by us on October 31, 2017. We believe the use of base wages for all employees is a consistently applied compensation measure because our employee benefits vary across the globe.

In identifying the median employee in October 2017, we included all employees of the Company, whether employed on a full-time, part-time, or seasonal basis, except as set forth below, including employees on leave of absence. We annualized the compensation for any full-time employees that were not employed by us for all of 2017. We applied October 2017 exchange rates to base wages paid in non-U.S. dollar currencies, converting all base wages to U.S. dollar amounts.

The total number of our U.S. and non-U.S. employees as of October 31, 2017 was 6,242. In determining the median employee, we excluded employees from certain non-U.S. countries under the de minimis exemption allowed under Item 402(u)(4)(ii) of SEC Regulation S-K. The list of excluded countries, along with the number of employees excluded in each country, is as follows: Argentina (3); Brazil (1); Brunei (2); France (6); India (18); Japan (2); Mexico (208); Poland (1); Portugal (2); and South Africa (32). The total number of employees excluded under the de minimis exemption is 275 (4.4% of our total number of employees as of October 31, 2017).

This information is provided pursuant to the SEC’s guidance under Item 402(u) of SEC Regulation S-K and is the Company’s good faith estimate of the median of the annual total compensation of all of our employees, except Mr. Gordon.

INFORMATION CONCERNING CERTAIN STOCKHOLDERS

The table below sets forth certain information as of February 25, 2020 with respect to the number of shares of our common stock owned by:

•	each of our Named Executive Officers,
•	each of our directors,
•	each person known by us to own beneficially more than 5% of the outstanding shares of our common stock, and
•	all of our directors and executive officers as a group.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)		Percent of Common Stock (%)
BlackRock, Inc. 55 East 52nd Street New York, New York 10022	5,041,978	(3)	16.37%
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, Maryland 21202	4,418,617	(4)	14.34
The Vanguard Group 100 Vanguard Blvd. Malvern, Pennsylvania 19355	3,293,848	(5)	10.69
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, Texas 78746	2,684,140	(6)	8.71
Boston Partners One Beacon Street 30th Floor Boston, Massachusetts 02108	1,699,517	(7)	5.52
Charles R. Gordon	375,684	(8)	1.22
Stephen P. Callahan	14,917	(9)	— (10)
Stephen P. Cortinovis	89,000	(11)	— (10)
Stephanie A. Cuskley	68,028	(12)	— (10)
Walter J. Galvin	64,929	(13)	— (10)
Rhonda Germany Ballintyn	20,807	(14)	— (10)
John L. Heggemann	18,649	(15)
Juanita H. Hinshaw	72,074	(16)	— (10)
Mark A. Menghini	51,008	(17)	— (10)
David F. Morris	271,459	(18)	— (10)
M. Richard Smith	57,744	(19)	— (10)
Phillip D. Wright	67,951	(20)	— (10)
Directors and executive officers as a group (13 persons)	1,196,420	(21)	3.88

(1)	The address for each of our directors and executive officers (current and former) is 17988 Edison Avenue, Chesterfield, Missouri 63005.
(2)

Except as otherwise indicated, as of February 25, 2020, all shares are owned with sole voting and investment power. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. For the listed officers and directors, the number of shares beneficially owned includes shares of common stock that the individual had the right to acquire within 60 days after February 25, 2020. Since deferred stock units are fully vested at award, all deferred stock unit grants to directors are included. Also included are restricted stock units.

(3)

The information provided herein is based on Amendment No. 11 to Schedule 13G filed by BlackRock, Inc. with the Securities and Exchange Commission on February 4, 2020. The information in Amendment No. 11 to Schedule 13G indicates that, at December 31, 2019, BlackRock, Inc. possessed the sole power to vote 4,950,428 shares and sole power to direct the disposition of 5,041,978 shares. The aggregate amount of shares beneficially owned by BlackRock, Inc. is 5,041,978 shares.

(4)

The information provided herein is based on Amendment 9 to Schedule 13G filed by T. Rowe Price Associates, Inc. with the Securities and Exchange Commission on February 14, 2020. The information in Amendment 9 to Schedule 13G indicates that, at December 31, 2019, T. Rowe Price Associates, Inc. had sole voting power with respect to 1,363,795 shares of our common stock and sole dispositive power with respect to 4,418,617 shares of our common stock. The aggregate amount of shares beneficially owned by T. Rowe Price Associates, Inc. is 4,418,617 shares.

(5)

The information provided herein is based on Amendment 10 to Schedule 13G filed by The Vanguard Group with the Securities and Exchange Commission on February 12, 2020. The information in Amendment 10 to Schedule 13G indicates that, at December 31, 2019, The Vanguard Group possessed the sole power to vote 29,599 shares, the shared power to vote 14,132 shares, the sole power to direct the disposition of 3,254,440 shares and the shared power to direct the disposition of 39,408 shares. The aggregate amount of shares beneficially owned by The Vanguard Group is 3,293,848 shares.

(6)

The information provided herein is based on Amendment 6 to Schedule 13G filed by Dimensional Fund Advisors LP with the Securities and Exchange Commission on February 12, 2020. The information in Amendment 6 to Schedule 13G indicates that, at December 31, 2019, Dimensional Fund Advisors LP had the sole power to vote 2,617,280 shares and sole power to direct the disposition of 2,684,140 shares. The aggregate amount of shares beneficially owned by Dimensional Fund Advisors LP is 2,684,140 shares. These securities are owned by various investment companies, commingled funds, group trusts and separate accounts, which Dimensional Fund Advisors LP or its subsidiaries, serve as an investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Dimensional Fund Advisors LP is deemed to be a beneficial owner of these securities; however, Dimensional Fund Advisors LP expressly disclaims that it is, in fact, the beneficial owner of these securities.

(7)

The information provided herein is based on Schedule 13G filed by Boston Partners with the Securities and Exchange Commission on February 10, 2020. The information in Schedule 13G indicates that, at December 31, 2019, Boston Partners possessed the sole power to vote 1,548,028 shares, the shared power to vote 16,950 shares and the sole power to direct the disposition of 1,699,517 shares. The aggregate amount of shares beneficially owned by Boston Partners is 1,699,517 shares.

(8)	Charles Gordon. Represents 224,222 shares of common stock (of which 5,455 shares are held in Mr. Gordon’s Individual Retirement Account), 146,006 restricted stock units and 5,456 deferred stock units.
(9)	Stephen Callahan. Represents 11,465 shares of common stock and 3,452 restricted stock units.
(10)	Less than one percent.
(11)

Stephen Cortinovis. Represents 58,173 shares of common stock (of which 10,200 shares are held in Mr. Cortinovis’ Individual Retirement Account, 2,800 shares are held in Mr. Cortinovis’ spouse’s Individual Retirement Account and 26,677 shares are held in a trust in the name of Mr. Cortinovis’ spouse pursuant to which Mr. Cortinovis is the primary beneficiary) and 30,827 deferred stock units.

(12)	Stephanie Cuskley. Represents 4,159 shares of common stock and 63,869 deferred stock units.
(13)	Walter Galvin. Represents 12,000 shares of common stock and 52,929 deferred stock units.
(14)	Rhonda Germany Ballintyn. Represents 5,800 shares of common stock and 15,007 deferred stock units.
(15)	John Heggemann. Represents 629 shares of common stock and 18,020 restricted stock units.
(16)	Juanita Hinshaw. Represents 36,016 shares of common stock and 36,058 deferred stock units.
(17)	Mark Menghini. Represents 16,024 shares of common stock and 34,984 restricted stock units.
(18)

David Morris. Represents the following direct holdings: (a) 175,687 shares of common stock, of which 3,500 are held in an IRA and 48,362 are pledged as collateral for certain personal loans with a third party; and (b) 66,687 restricted stock units. Also represents: (a) 2,950 shares of common stock held by Mr. Morris’ spouse in an IRA; and (b) 26,135 shares held by Mr. Morris’ spouse, of which 23,000 are pledged as collateral for certain personal loans with a third party. Mr. Morris disclaims that he is the beneficial owner of the securities held by his spouse.

(19)

M. Richard Smith. Represents 40,416 shares of common stock (all of which shares are held by a family trust for the benefit of Mr. Smith and his spouse for which he and his spouse serve as trustees) and 17,328 deferred stock units.

(20)	Phillip Wright. Represents 33,847 shares of common stock (10,000 of which are held in Mr. Wright’s Individual Retirement Account) and 34,104 deferred stock units.
(21)	Includes 664,974 shares of common stock, 275,868 restricted stock units and 255,578 deferred stock units.

PROPOSAL THREE RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS FOR YEAR ENDING DECEMBER 31, 2020

Our Board of Directors, upon the recommendation of the Audit Committee of the Board, has appointed PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2020. A resolution will be presented at the meeting to ratify the appointment of PricewaterhouseCoopers LLP.

PricewaterhouseCoopers LLP served as our independent auditors for the year ended December 31, 2019. A representative of PricewaterhouseCoopers LLP is expected to be present at our 2020 Annual Meeting of Stockholders to respond to appropriate questions from our stockholders and to make a statement if they so desire.

Independent Auditors’ Fees

Consistent with its charter adopted by our Board of Directors, the Audit Committee pre-approves all auditing services and all non-audit services (to the extent such non-audit services are permissible) to be provided by our independent auditors. Proposed audit and non-audit services are presented to our Audit Committee periodically for pre-approval, based on a budget that includes a description of, and a budgeted amount for, particular categories of audit services, non-audit services, tax services and other services. Our Audit Committee’s approval is required to exceed the budgeted amount. In addition, as permitted by law, the Chair of our Audit Committee may pre-approve services or changes to estimated, approved fees. If our Audit Committee Chair pre-approves services on behalf of the Audit Committee, the services are presented to our Audit Committee for ratification at its next regularly scheduled meeting.

In our two most recent fiscal years, we paid or incurred the following amounts to our independent auditors, all of which were approved by our Audit Committee:

	2019	2018
Audit Fees	$2,248,326	$2,526,750	(1)
Audit-Related Fees	579,000	75,000
Tax Fees	13,602	18,481
All Other Fees	—	—
Total	$2,840,928	$2,620,231

(1)

2018 Audit Fees have been revised (increased $23,520) from the amount presented in our 2019 Proxy Statement after a final accounting of the 2018 Audit Fees was performed in 2018. The 2019 Proxy Statement reported 2018 Audit Fees of $2,503,230, with a total of $2,596,711 paid to our independent auditors

Audit Fees. In 2019, we paid or incurred an aggregate of $2,248,326 to PricewaterhouseCoopers LLP for (i) the 2019 fiscal year audit, (ii) the review of the financial statements included in our 2019 quarterly reports on Form 10-Q, (iii) statutory and subsidiary audits, and (iv) audit efforts relating to internal controls over financial reporting. In 2018, we paid an aggregate of $2,526,750 to PricewaterhouseCoopers LLP for (i) the 2018 fiscal year audit, (ii) the review of the financial statements included in our 2018 quarterly reports on Form 10-Q, (iii) statutory and subsidiary audits, and (iv) audit efforts relating to internal controls over financial reporting.

Audit-Related Fees. In 2019, we paid or incurred an aggregate of $579,000 to PricewaterhouseCoopers LLP for audit-related services for due diligence. In 2018, we paid PricewaterhouseCoopers LLP $75,000 for audit-related services for due diligence

Tax Fees. In 2019, we paid or incurred an aggregate of $13,602 for tax compliance and tax preparation services. In 2018, we paid an aggregate of $18,481 for tax compliance and tax preparation services.

All Other Fees. In 2019 and 2018, PricewaterhouseCoopers LLP did not perform any services for us other than those described above.

We intend to use our independent auditors to provide only audit, audit-related and tax services in the future.

Vote Required for Ratification of the Appointment of Independent Auditors

Ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2020 will require the affirmative vote of a majority of the shares of our common stock cast on this proposal at the 2020 Annual Meeting of Stockholders.

RECOMMENDATION OF BOARD OF DIRECTORS

Our Board of Directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2020.

The Board recommends a vote “FOR” this proposal.

Report of the Audit Committee

Our Board’s Audit Committee operates under a written charter, which was adopted by our Board of Directors. A copy of this charter is available, free of charge, on our website, www.aegion.com. Our Audit Committee consists of three independent directors: Walter J. Galvin (Chair), Stephanie A. Cuskley and Juanita H. Hinshaw.

Our Audit Committee reviews the Company’s financial reporting process on behalf of our Board of Directors. In fulfilling its responsibilities, our Audit Committee has reviewed and discussed the audited financial statements to be included in our 2019 Annual Report on Form 10-K with management and PricewaterhouseCoopers LLP, our Company’s independent registered public accounting firm. Management is responsible for the financial statements and the reporting process, as well as maintaining effective internal control over financial reporting and assessing such effectiveness. Our independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, as well as expressing an opinion on whether the Company maintained effective internal control over financial reporting.

Our Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T, which is codified as PCAOB Auditing Standard No. 1301. In addition, our Audit Committee has discussed with PricewaterhouseCoopers LLP the accounting firm’s independence with respect to our Company and its management, including the matters in the written disclosures and the letter required by the applicable requirements of the PCAOB regarding PricewaterhouseCoopers LLP’s communications with our Audit Committee concerning independence, received from PricewaterhouseCoopers LLP. Based upon the above reviews and discussions, our Audit Committee recommended to our Board that our audited consolidated financial statements for 2019 be included in our 2019 Annual Report on Form 10-K.

Our Board and our Audit Committee believe that our Audit Committee’s current member composition satisfies the rules that govern audit committee composition, including the requirement that all audit committee members are “independent” directors, as that term is defined in the listing standards of The Nasdaq Stock Market LLC.

Based on the findings of our Audit Committee, our Board has determined that our Audit Committee has three “audit committee financial experts,” as defined in the rules promulgated by the Securities and Exchange Commission. They are Walter J. Galvin, Stephanie A. Cuskley and Juanita H. Hinshaw.

Walter J. Galvin, Chair      Stephanie A. Cuskley

Juanita H. Hinshaw

Notwithstanding anything set forth in any of our previous filings under the Securities Act of 1933, as amended,

or the Securities Exchange Act of 1934, as amended, that might incorporate future filings,

including this Proxy Statement, in whole or in part, the preceding report shall not be deemed incorporated by reference in any such filings.

QUESTION AND ANSWERS ABOUT THE MEETING AND VOTING

What is the purpose of these proxy materials?

As more fully described in the E-Proxy Notice, the Board of Directors of Aegion has made these materials available to you in connection with our 2020 Annual Meeting of Stockholders, which will take place on April 22, 2020 at 8:30 a.m., local time, at the DoubleTree by Hilton located at 16625 Swingley Ridge Road in Chesterfield, Missouri 63017. We mailed the E-Proxy Notice to our stockholders beginning on March 10, 2020, and our proxy materials were posted on the website referenced in the E-Proxy Notice on that same date.

Aegion, on behalf of its Board of Directors, is soliciting your proxy to vote your shares at the 2020 Annual Meeting of Stockholders. We solicit proxies to give all stockholders of record an opportunity to vote on matters that will be presented at the 2020 Annual Meeting of Stockholders. In this proxy statement you will find information on these matters, which is provided to assist you in voting your shares.

Who will pay for the cost of this proxy solicitation?

We will bear all costs relating to the solicitation of proxies. Proxies may be solicited by our officers, directors and regular employees personally, by mail or by telephone. We may reimburse brokers and other persons holding shares of stock in their names, or the names of their nominees, for reasonable expenses incurred in sending soliciting material to their principals.

Who may vote?

You may vote if you owned shares of our common stock at the close of business on February 25, 2020, the record date for our 2020 Annual Meeting of Stockholders. You are entitled to one vote for each share you owned on that date for each director to be elected and on each other matter presented at the meeting. As of February 25, 2020, we had 30,803,728 shares of common stock, $.01 par value, outstanding. We have no class or series of voting stock outstanding other than our common stock.

A list of stockholders entitled to vote at the meeting will be available for examination at our executive office located at 17988 Edison Avenue, Chesterfield, Missouri 63005 for ten days before the 2020 Annual Meeting of Stockholders and at the Annual Meeting.

What am I voting on?

•	First, you are voting to elect seven directors. Each director, if elected, will serve a term of one year or until his or her successor has been elected and qualified.

Our Board of Directors recommends a vote “FOR” the election of each of our nominees for director.

•	Second, you are voting to approve an advisory resolution relating to executive compensation.

Our Board of Directors recommends a vote “FOR” the advisory resolution relating to executive compensation.

•	Third, you are voting to ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2020.

Our Board of Directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2020.

•	In addition, you may vote on other business, if it properly comes before the meeting, or any adjournment(s) of the meeting.

How do I vote?

•

By Telephone or Internet: You can vote by telephone or Internet by following the instructions included on the E-Proxy Notice that you received in the mail or, if you requested or received a hard copy of this Proxy Statement, on the enclosed proxy card.

•

By Written Proxy: If you requested or received a hard copy of this Proxy Statement, you can vote by written proxy by signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you sign and return the enclosed proxy card, the shares represented by the proxy will be voted in accordance with the terms of the proxy, unless you subsequently revoke your proxy.

•	In Person: If you are a record stockholder, you can vote in person at the meeting.

What is a record stockholder and what is the difference between a record stockholder and a stockholder who holds shares in street name?

•	If your shares are registered in your name, you are a record stockholder.

•	If your shares are in the name of your broker or bank, or their nominee, your shares are held in street name.

How many votes are required to elect directors?

Directors are elected by the majority of votes cast, unless the election is contested where the number of director nominees exceeds the number of directors to be elected. The election of directors at the 2020 Annual Meeting of Stockholders is not a contested election. That means that the affirmative vote of a majority of the shares of our common stock cast is required for the election of each director. A summary of our majority voting standard appears under the heading “Election Process” beginning on page 12 of this Proxy Statement.

How many votes are needed to approve the advisory resolution relating to executive compensation?

Approval of the advisory resolution relating to executive compensation requires the affirmative vote of a majority of the shares of our common stock cast on the proposal.

How many votes are required to ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for 2020?

Ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2020 requires the affirmative vote of a majority of the shares of our common stock cast on the proposal.

What if other matters are voted on at the 2020 Annual Meeting of Stockholders?

If any other matters are properly presented at the 2020 Annual Meeting of Stockholders for consideration, the persons named as proxies in the enclosed proxy card (if you requested or received a hard copy of this Proxy Statement) will have the discretion to vote on those matters for you. Approval of any other matter requires the affirmative vote of a majority of the shares of our common stock cast on such matter. At the date we mailed the E-Proxy Notice or this Proxy Statement, our Board of Directors did not know of any other matter to be raised at the 2020 Annual Meeting of Stockholders.

What does it mean if I receive more than one E-Proxy Notice or proxy card?

If you hold your shares in more than one account name, you will receive an E-Proxy Notice or a proxy card for each account. To ensure that all of your shares are voted, please follow the instructions on each E-Proxy Notice or proxy card that you receive.

Can I revoke my proxy?

Yes. You can revoke your proxy by:

•	writing to the attention of our Corporate Secretary at 17988 Edison Ave., Chesterfield, Missouri 63005 prior to the date of the 2020 Annual Meeting of Stockholders;

•

voting by telephone or internet on a later date, or delivering a later-dated proxy card, if you requested or received a hard copy of this Proxy Statement, prior to or at the 2020 Annual Meeting of Stockholders; or

•	voting in person at the 2020 Annual Meeting of Stockholders.

What is the record date and what does it mean?

The record date for the 2020 Annual Meeting of Stockholders is February 25, 2020. The record date is set by our Board of Directors, as required by Delaware law. Stockholders at the close of business on the record date are entitled to:

•	receive notice of the meeting; and

•	vote at the meeting, or at any adjournment(s) of the meeting.

What if I do not specify my vote when I return my proxy card?

If you received a hard copy of this Proxy Statement, you should specify your choice for each proposal on the enclosed proxy card. If no specific instructions are given, proxy cards that are signed and returned will be voted “FOR” the election of each of the director nominees named in this Proxy Statement, “FOR” the approval of the advisory resolution relating to executive compensation and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2020.

How are broker non-votes and abstentions counted?

Broker “non-votes” will not be counted as present for the purpose of determining the presence of a quorum unless these shares are voted on at least one matter presented at the 2020 Annual Meeting of Stockholders. A broker “non-vote” occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee:

•	has not received voting instructions on a particular matter from the beneficial owner or persons entitled to vote; and

•	does not have discretionary voting power on the matter.

Brokers are subject to New York Stock Exchange (“NYSE”) rules with respect to their ability to vote shares held by them for the benefit of other persons. The NYSE rules direct that, if you are the beneficial owner of shares held in “street name” by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instruction. If you do not give instructions to the broker, the broker will be entitled to vote the shares with respect to “discretionary” items but will not be permitted to vote the shares with respect to “non-discretionary” items (the latter are treated as “broker non-votes”). Proposal 3 is the only proposal that may be considered discretionary.

Broker non-votes will not be considered as either a vote cast for or against a director nominee and thus will have no effect on the vote for director nominees. Proposal 2 requires the affirmative vote of the majority of shares cast on the proposal and, therefore, a broker non-vote will have no effect on the vote of this proposal.

Abstentions will be counted as present for the purpose of determining the presence of a quorum for transacting business at the 2020 Annual Meeting of Stockholders. Proposals 2 and 3 require an affirmative vote of a majority of shares cast on the proposal and, pursuant to our By-Laws, an abstention will have no effect on the votes on these proposals.

How many votes must be present to conduct business at the 2020 Annual Meeting of Stockholders?

Our By-Laws require that a quorum must be present to conduct business at the 2020 Annual Meeting of Stockholders. To constitute a quorum, a majority of the outstanding shares of our common stock must be represented, in person or by proxy, at the 2020 Annual Meeting of Stockholders. The treatment of broker non-votes and abstentions with regard to determining a quorum is discussed above.

Why did I receive the E-Proxy Notice and not the printed proxy materials?

We are pleased to continue using the U.S. Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our stockholders an E-Proxy Notice about the Internet availability of the proxy materials instead of a paper copy of the proxy materials. All stockholders receiving the E-Proxy Notice will have the ability to access the proxy materials over the Internet and request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the E-Proxy Notice. In addition, the E-Proxy Notice contains instructions on how you may request to access proxy materials in printed form by mail or electronically on an ongoing basis. Employing this distribution process will conserve natural resources and reduce the costs of printing and distributing our proxy materials.

Why did I not receive the E-Proxy Notice in the mail?

We are providing some of our stockholders, including stockholders who have previously requested to receive paper copies of the proxy materials, with paper copies of the proxy materials instead of the E-Proxy Notice. In addition, we are providing the E-Proxy Notice by e-mail to those stockholders who have previously elected delivery of the proxy materials electronically. Those stockholders should have received an e-mail containing a link to the website where those materials are available and a link to the proxy voting website.

How do I view the proxy materials online?

Go to www.proxyvote.com and follow the instructions to view the materials. It is necessary to provide the information printed in the box marked by the arrow located on your E-Proxy Notice.

What if I still prefer to receive a paper copy of the proxy materials?

You can easily request a paper copy at no cost by selecting from one of the three options below. You will need the information on the E-Proxy Notice that is printed in the box marked by the arrow.

•	By INTERNET at www.proxyvote.com;

•	By TELEPHONE, toll-free at 1-800-579-1639; or

•	By sending an E-MAIL to sendmaterial@proxyvote.com; simply enter the information in the box next to the arrow from your E-Proxy Notice in the subject line. No other information is necessary.

Can I request to receive my materials by e-mail rather than receive an E-Proxy Notice?

You may request to receive proxy materials for all future meetings either by e-mail or in paper form by mail. To request future copies by e-mail, go to www.proxyvote.com and follow the electronic delivery enrollment instructions. If you choose to access future proxy materials electronically, you will receive an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to access proxy materials by e-mail will remain in effect until you terminate it.

Please note that you MAY NOT USE YOUR E-Proxy Notice to vote your shares; it is NOT a form for voting. If you send the E-Proxy Notice back, your vote will not count.

For more information about the E-Proxy Notice, please visit: www.sec.gov/spotlight/proxymatters/e-proxy.shtml.

OTHER INFORMATION

Other Matters for 2020 Annual Meeting of Stockholders

Our Board does not know of any other matters that may be brought before the 2020 Annual Meeting of Stockholders. However, if any other matters are properly presented for action, it is the intention of the persons named in the proxy card to vote the shares represented thereby in accordance with their judgment on such matters.

Householding of Materials

In some instances, only one copy of this Proxy Statement or our 2019 Annual Report is being delivered to multiple stockholders sharing an address, unless we have received instructions from one or more of the stockholders to continue to deliver multiple copies. We will deliver promptly upon oral or written request a separate copy of this Proxy Statement or 2019 Annual Report, as applicable, to any stockholder at your address. If you wish to receive a separate copy of this Proxy Statement or 2019 Annual Report, you may call us at (636) 530-8000 or send a written request to Aegion Corporation, 17988 Edison Avenue, Chesterfield, Missouri 63005, Attention: Secretary. Alternatively, stockholders sharing an address who now receive multiple copies of this Proxy Statement or Annual Report may request delivery of a single copy also by calling us at the number or writing to us at the address listed above.

Stockholder Proposals

Our By-Laws provide that, in order for a stockholder to nominate a candidate for director or to bring other business before a meeting of stockholders, the stockholder must have given timely notice thereof in writing to our Secretary at our principal executive office.

For the nomination of candidates for election as directors to be timely brought before a meeting by a stockholder, a stockholder’s notice shall be delivered: (a) with respect to an election to be held at an annual meeting of stockholders, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting (which for the 2021 Annual Meeting of Stockholders would be January 22, 2021 and December 23, 2020, respectively); and (b) with respect to an election to be held at a special meeting of stockholders (i) not earlier than the 120th day prior to such special meeting and (ii) not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees to be elected at such meeting.

In the event that the number of directors to be elected to our Board at an annual meeting is increased and there is no public announcement naming all of the nominees for directors or specifying the size of the increased Board made by us at least 60 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered not later than the close of business on the 10th day following the day on which such public announcement of the date of such meeting is first made.

For business other than nominations of candidates for and the election of directors to be timely brought before a meeting by a stockholder, a stockholder’s notice shall be delivered to or mailed to and received by our Secretary not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting (which for the 2020 Annual Meeting of Stockholders would be January 22, 2021 and December 23, 2020 respectively).

However, in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, for a notice by the stockholder for these purposes to be timely, it must be so delivered: (a) not earlier than the 120th day prior to such annual meeting; and (b) not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement (as defined in our By-Laws) of the date of such meeting is first made.

Any written notice of a stockholder proposal, including a proposal for the nomination of candidates for election as director, must include the information and representations required by our By-Laws and, in the case of a notice of nomination of directors, all information relating to each person whom the stockholder proposes to nominate for election or reelection as a director, that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the Proxy Statement as a nominee and to serving as a director if elected).

The chairperson of any meeting of stockholders for the election of directors or other business and the Board may refuse to acknowledge the nomination of any person or permit any business to be brought without compliance with the procedures set forth in our By-Laws or if the stockholder solicits proxies in support of such stockholder’s nominee(s) or proposal for other business without such stockholder having made the representations required by our By-Laws. If a stockholder does not appear or send a qualified representative (as defined in our By-Laws) to present the nomination or proposal at such meeting, we are not required to present such nomination or proposal for a vote at such meeting, notwithstanding that proxies in respect of such nomination or proposal may have been received by us. The foregoing requirements are separate from and in addition to the requirements of the Securities and Exchange Commission that a stockholder must meet to have a proposal included in our Proxy Statement.

Under the proxy rules of the Securities and Exchange Commission, a stockholder wishing to include a stockholder proposal in our Proxy Statement must submit the proposal to us not later than 120 calendar days before the first release date of the prior year’s annual meeting Proxy Statement. For the 2021 Annual Meeting of Stockholders, this date would be November 10, 2020. This rule is independent of the procedures mandated in our By-Laws with respect to the ability of a stockholder to present stockholder proposals at an annual meeting as stated above.

Stockholder Communication with Directors

Our Board has an informal process in place for our stockholders to communicate with directors. Any stockholder wishing to contact our Board or one of our directors can write to:

Board of Directors

c/o Aegion Corporation

17988 Edison Avenue

Chesterfield, Missouri 63005

All correspondence received by us and addressed as indicated above will be reviewed by appropriate Aegion personnel and promptly forwarded to our Chair of the Board and/or to the appropriate director. Communications that relate to our accounting, internal accounting controls or auditing matters will also be referred to the Chair of our Board’s Audit Committee.

Although our Board does not have an express policy regarding director attendance at our annual meetings of stockholders, we anticipate that all directors will attend this year’s 2020 Annual Meeting of Stockholders. All eight of our directors attended our 2019 Annual Meeting of Stockholders.

Mark A. Menghini Senior Vice President, General Counsel and Secretary

Chesterfield, Missouri

March 6, 2020

AEGION
Stronger. Safer. Infrastructure.

AEGION CORPORATION
17988 EDISON AVENUE
CHESTERFIELD, MO 63005

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E98356-P33300

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

AEGION CORPORATION

The Board of Directors recommends you vote FOR the following proposal:

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Stephen P. Cortinovis	☐	☐	☐
1b. Stephanie A. Cuskley	☐	☐	☐
1c. Walter J. Galvin	☐	☐	☐
1d. Rhonda Germany Ballintyn	☐	☐	☐
1e. Charles R. Gordon	☐	☐	☐
1f. M. Richard Smith	☐	☐	☐
1g. Phillip D. Wright	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals:	For	Against	Abstain
2. To approve an advisory resolution relating to executive compensation.	☐	☐	☐
3. To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for the year ending December 31, 2020.	☐	☐	☐

NOTE: This proxy may be voted, in the discretion of the proxies, on any matter that may properly come before the meeting or any adjournment or adjournments thereof. Should a nominee be unable to serve, this proxy may be voted for a substitute selected by the Board of Directors.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

AEGION®

Stronger. Safer. Infrastructure.®

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E98357-P33300

AEGION CORPORATION
Annual Meeting of Stockholders
April 22, 2020 8:30 AM Central Daylight Time
This proxy is solicited by the Board of Directors

The undersigned having received the notice of the 2020 Annual Meeting of Stockholders of Aegion Corporation (the "Company") and the proxy statement, appoints David F. Morris and Mark A. Menghini, and each of them acting individually, as the undersigned's proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote and act with respect to all the shares of the Company's Class A common stock, $.01 par value, standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act, at the meeting and at any adjournment or adjournments thereof, and the undersigned directs this proxy be voted as specified on the reverse side. **If no direction is made, the proxy will be voted: (a) "FOR" all of the Company's director nominees in Proposal 1, (b) "FOR" Proposal 2, and (c) "FOR" Proposal 3.** The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that the proxies so present and voting, their substitutes or any of them, may lawfully do by virtue hereof.

YOUR VOTE IS VERY IMPORTANT - PLEASE VOTE TODAY.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side